Exhibit 99.1

EXECUTION VERSION

PURCHASE AGREEMENT

by and among

THE SELLERS LISTED ON SCHEDULE 1.01(a) HERETO,

HSBC FINANCE CORPORATION

(solely in respect of its obligations under Section 11.19

and in its capacity as Seller Representative)

and

SPRINGCASTLE ACQUISITION LLC

Dated as of March 5, 2013

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(continued)

-ii-

(continued)

-iii-

(continued)

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Schedules

Schedule 1.01(a)	-	Sellers
Schedule 1.01(b)	-	Agreed upon Calculation Principles and Reference Acquisition Statement
Schedule 1.01(d)	-	Permitted Encumbrances
Schedule 2.01(a)(ii)	-	Purchased Contracts
Schedule 2.01(a)(iv)	-	Excluded Affiliate Rights
Schedule 7.01		Interim Operation of the Business
Schedule 7.10	-	Conversion Plan Overview and Financial Data Plan Overview
Schedule 9.10		Knowledge

Seller Disclosure Schedule
Section 5.03	-	Governmental Approvals
Section 5.04	-	Third Party Consents
Section 5.05(a)	-	Litigation
Section 5.05(b)	-	Orders
Section 5.05(c)	-	Defaults under Orders
Section 5.06	-	Portfolio Information
Section 5.07(c)		Origination and Servicing
Section 5.07(f)	-	Federal Bankruptcy or Insolvency
Section 5.07(h)	-	Cancellation of Evidence of Debt
Section 5.07(i)	-	Modification of Evidence of Debt
Section 5.07(j)(i)	-	Ordinary Course Proceedings
Section 5.07(j)(ii)	-	Class Action Proceedings
Section 5.08	-	Tax Matters

Purchaser Disclosure Schedule
Section 6.03	-	Purchaser Governmental Approvals
Section 6.07	-	Required Purchaser Licenses

Exhibits

Exhibit A	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit B	Form of Credit Insurance Assignment and Assumption Agreement
Exhibit C	Information on Cut-Off Date Data Tape
Exhibit D	Form of Interim Servicing Agreement
Exhibit E	KPMG Report
Exhibit F	OPUS Loan File Review Report
Exhibit G-1	Form of Pre-Enstar Credit Insurance Administrative Services Agreement
Exhibit G-2	Form of Purchaser Credit Insurance Administrative Services Agreement
Exhibit H	Form of Estimated Roll-Forward
Exhibit I	Form of Limited Power of Attorney

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PURCHASE AGREEMENT

This PURCHASE AGREEMENT is made as of March 5, 2013 by and among the Persons listed on Schedule 1.01(a) hereto (each, a “Seller” and, collectively, “Sellers”), HSBC Finance Corporation, a Delaware corporation, solely with respect to its obligations under Section 11.19 (in such capacity, “Guarantor”) and in its capacity as Seller Representative, and SpringCastle Acquisition LLC, a Delaware limited liability company (“Purchaser”).

RECITALS

WHEREAS, Sellers are engaged in, among other things, the business of servicing personal consumer loans;

WHEREAS, Sellers wish to sell to Purchaser, and Purchaser wishes to purchase from Sellers, the Purchased Assets (as defined below), and in connection therewith, Purchaser is willing to assume the Assumed Liabilities (as defined below) relating thereto, all upon the terms and subject to the conditions set forth herein; and

WHEREAS, in light of the benefits that Guarantor anticipates deriving from the transactions contemplated by this Agreement, Guarantor desires to guarantee Sellers’ payment obligations under this Agreement upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, Sellers, Seller Representative, Guarantor and Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. For purposes of this Agreement, including the Recitals hereto, the following defined terms have the meanings set forth below:

“Accountant” has the meaning set forth in Section 3.03(c).

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such specified Person.

“Agency” means HUD, FTC or a State Agency, as applicable.

“Aggregate Cost of Carry Fees” has the meaning set forth in Section 3.03(a)(iii).

“Aggregate Customer Reversal Amount” has the meaning set forth in Section 3.03(a)(iii).

“Aggregate Loan UPB Purchase Price” has the meaning set forth in Section 3.03(a)(iii).

“Aggregate Pre-Closing Fees” has the meaning set forth in Section 3.03(a)(iii).

“Aggregate Pre-Closing Net Cash Flow Amount” has the meaning set forth in Section 3.03(a)(iii).

“Aggregate Pre-Closing Servicing Fees” has the meaning set forth in Section 3.03(a)(iii).

“Aggregate Pre-Paid Fees” has the meaning set forth in Section 3.03(a)(iii).

“Agreed Upon Calculation Principles” means the principles, methodologies and policies that are set forth in the Reference Acquisition Statement contained in Schedule 1.01(b).

“Agreement” or “this Agreement” means this Purchase Agreement, dated as of the date hereof, between the parties hereto (including the Exhibits, Schedules and the Disclosure Schedules), and all amendments hereto made in accordance with the provisions of Section 11.07.

“Ancillary Agreements” means, collectively, the Bill of Sale and Assignment and Assumption Agreements, the Credit Insurance Assignment and Assumption Agreements and the Interim Servicing Agreement, in each case to be entered into at the Closing between Purchaser and/or its Affiliates, on the one hand, and Sellers and/or their Affiliates, on the other hand, and all agreements, documents and instruments ancillary thereto.

“Applicable Requirements” means, as of the time of reference, (a) the terms of the Loan Agreement or Note, as applicable, (b) all Laws applicable to the servicing of or the purchase, sale, enforcement and insuring or guaranty of, or filing of claims in connection with, the related Loans and (c) all Governmental Orders applicable to the servicing rights or the related Loans.

“Assignment of Mortgage” means an assignment of a Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the Laws of the jurisdiction wherein the related Collateral is located to reflect the assignment of the Mortgage from a Seller to Purchaser.

“Assumed Liabilities” has the meaning set forth in Section 2.02(a).

“Attorney Ledger” means, with respect to a Purchased Loan, the ledger maintained by any applicable Collection Agent or Bankruptcy Servicer with respect to such Purchased Loan.

“Bank Regulator” means any federal or state governmental agency or authority charged with the supervision or regulation of banks and their holding companies or mortgage banking (including the Board of Governors of the Federal Reserve System, OCC, FDIC and CFPB), which regulates Sellers, Seller Representative or Guarantor.

“Bankruptcy Servicer” means (a) with respect to any Loans serviced pursuant to the NBS Agreement, Brice, Vander Linden & Wernick, P.C., National Bankruptcy Services, LLC and their respective Affiliates and (b) with respect to any Loans serviced pursuant to the PRA Agreement, Portfolio Recovery Associates, LLC, PRA Receivables Management, LLC and their respective Affiliates.

“Bill of Sale and Assignment and Assumption Agreement” means the form of Bill of Sale and Assignment and Assumption Agreement to be executed by Sellers and Purchaser (or one or more of its designees in accordance with Section 11.06) at the Closing, substantially in the form of Exhibit A attached hereto.

“Borrower” means the obligor(s) (including any borrower(s) or guarantor(s)) on a Loan.

“Borrower Information” has the meaning set forth in Section 6.06.

“Brandon Facility” means the office facility located at 636 Grand Regency Blvd., Brandon, Florida and used in connection with the servicing of certain Loans.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which national banks are required or authorized by Law to be closed in Chicago, Illinois or New York, New York.

“Business Employees” means the individuals employed by any Seller or its Affiliates that perform services with respect to the Loans.

“Calculation Time” means 11:59 P.M. New York time on the specified date; provided, that references to the “Calculation Time on the Closing Date” shall mean 12:01 A.M. New York time on the Closing Date.

“Cap” has the meaning set forth in Section 9.04(b).

“CFPB” means the Consumer Financial Protection Bureau or any successor thereto.

“Chesapeake Facility” means the office facility located at 1421 Kristina Way, Chesapeake, Virginia and used in connection with the servicing of certain Loans.

“Claim Interest Payment” means, with respect to any claim for indemnification with respect to a Purchased Loan made in accordance with Article IX, an amount equal to the product of (i) the final claim settlement amount with respect to a Loss on such Purchased Loan, multiplied by (ii) the Prime Rate as of the date that notice of such claim was delivered by the Purchaser Indemnified Party to the Seller Indemnifying Party, multiplied by (iii) the number of days from the date of notice of such claim to the date such claim is finally resolved.

“Claim Notice” has the meaning set forth in Section 9.06(a).

“Class Action Proceeding” means any actual or purported class action Litigation of any kind with respect to an individual Loan or multiple Loans or the servicing of the foregoing, existing as of the Closing Date or arising after the Closing Date with respect to acts or omissions occurring prior to Closing.

“Closing” has the meaning set forth in Section 4.01.

“Closing Cash Consideration” has the meaning set forth in Section 3.02(b).

“Closing Data Room” means (a) the Signing Data Room and (b) the folder of the Data Room entitled “Additional Files - On or After March 4” as of the date and time that is at least 24 hours prior to Closing as provided on an electronic disk (with a letter by the Data Room provider stating that the information in the folder of the Data Room entitled “Additional Files - On or After March 4” as of the date and time that is at least 24 hours prior to Closing) to be delivered by Seller to Purchaser within 10 Business Days after the Closing Date.

“Closing Date” has the meaning set forth in Section 4.01.

“Closing Date Data Tape” has the meaning set forth in Section 3.03(a)(ii).

“CML Servicing Systems” means the C2, LoanServ, RMS, Filenet and Cells systems used by Sellers or their Affiliates in connection with servicing the Purchased Loans.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, with respect to any PHL Loan, the residential real property and all other collateral securing repayment of such PHL Loan.

“Collateral Documents” means the Mortgages, security agreements, assignments, collateral assignments and any other documents and instruments from time to time executed and delivered pursuant to the Loan Documents for PHL Loans to grant, perfect and continue a security interest in the Collateral, and any documents or instruments amending or supplementing the same.

“Collection Agent” means either a collection agency, an outside attorney or other third-party vendor engaged contractually or otherwise by a Seller, an Interim Servicer or Purchaser (or any of their respective Affiliates), as applicable, to collect or recover the outstanding balance, including the Loan UPB Amount, owed by a Borrower or who otherwise attempts on behalf of a Seller, an Interim Servicer or Purchaser (or any of their respective Affiliates), as applicable, to collect or recover any interest in and to the Loans.

“Collection Period” means each period during the Pre-Closing Servicing Period commencing on the first day of a calendar month and ending on the last day of such calendar month; provided, that in the case of the last Collection Period, “Collection Period” shall mean the period commencing on the first day of such calendar month and ending on the Closing Date.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of October 1, 2012, by and between HSBC Finance Corporation and Fortress Investment Group LLC.

“Consent” means a consent, authorization or approval of a Person, or a filing with or notice to a Person.

“Contract” means a contract, agreement, lease, license, indenture, mortgage, note, bond, warrant or other similar instrument.

“Control” (including the terms “Controlled by” and “under common Control with”), means, with respect to the relationship between or among two or more Persons, the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Conversion Plan” has the meaning set forth in Section 7.10.

“Conveyance Taxes” means all sales, use, value added, transfer, stamp, excise, stock transfer, real property transfer or gains and similar Taxes, but does not include any Income Tax.

“Cost of Carry Fee” means, for each Collection Period in the Pre-Closing Servicing Period, an amount equal to the product of (a) the number of days in such Collection Period, multiplied by (b) the Loan UPB Amount as of the Calculation Time on the day immediately preceding the first day of such Collection Period for all Loans, multiplied by (c) the Cost of Carry Rate.

“Cost of Carry Rate” means 7.5% per annum, computed for the actual number of days in the applicable Collection Period, using a daily factor obtained by dividing such rate by 360 days.

“Credit Insurance” means, with respect to any Loan, any credit life, credit disability, credit property and/or credit involuntary unemployment insurance policy in effect that provides benefits to the holder of the related Evidence of Debt and/or the related Borrower, including all riders and endorsements thereto.

“Credit Insurance Administrative Services Agreement” means that certain Credit Insurance Group Master Policy Administrative Services Agreement (U.S. Business) to be entered into by and among HLIC, HIDE, FCNL and Sellers upon the consummation of the transactions contemplated by the Enstar Stock Purchase Agreement.

“Credit Insurance Assignment and Assumption Agreement” means the form of Assignment and Assumption Agreement to be executed at the Closing by the applicable Seller, Purchaser and the applicable insurer for the related Credit Insurance policy, substantially in the form of Exhibit B attached hereto.

“Credit Insurance Consents” means the Third Party Consents set forth under the heading “Credit Insurance Consents” on Section 5.04 of the Seller Disclosure Schedule that are required to be obtained, given or made by a Seller in connection with the assignment of such Seller’s right, title and interest as the beneficiary under any Credit Insurance policy relating to a Loan to Purchaser or the assumption by Purchaser of all Liabilities as the beneficiary under any Credit Insurance policy relating to a Loan in respect of any period from and after the Closing.

“Customer Reversal Amount” means, with respect to any Loan, an aggregate amount equal to the product of (a) the Purchase Price Percentage, multiplied by (b) (i) with respect to any Loan that was charged-off by Sellers as of the Calculation Time on the Cut-Off Date and for which Sellers perform a charge-off reversal after the Calculation Time on the Cut-Off Date, the amount of such charge-off reversal, or (ii) with respect to any Loan for which Sellers perform a payment reversal after the Calculation Time on the Cut-Off Date of any Loan Payments and Fees received by Sellers or their Affiliates prior to the Calculation Time on the Cut-Off Date, the amount of such payment reversal.

“Cut-Off Date” means December 31, 2012.

“Cut-Off Date Data Tape” means the data tape, dated as of the Cut-Off Date, provided by Seller Representative to Purchaser in computer tape form, derived from the CML Servicing Systems and setting forth the types of information with respect to each Loan as specified on Exhibit C to this Agreement, including the notes and detailed tabs thereto.

“Data Room” means the electronic data room maintained by Sellers or their Affiliates with respect to the transactions contemplated by this Agreement and the Ancillary Agreements.

“Deductible” has the meaning set forth in Section 9.04(a).

“Disclosure Schedules” means the Seller Disclosure Schedule and the Purchaser Disclosure Schedule.

“Draw” means, with respect to any Loan that is an open-end line of credit, an additional borrowing by the related Borrower under such Loan.

“Encumbrance” means any lien (statutory or other), pledge, preference, priority or other security interest, mortgage, deed of trust, conditional sale or other title retention agreement, right of first refusal, hypothecation, assignment, claim, encumbrance, defect in title, easement, servitude, encroachment, covenant, charge, restriction or similar right of any other Person of any kind or nature whatsoever.

“Enforceability Limitations” means limitations on enforcement and other remedies imposed by or arising under or in connection with applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally from time to time in effect or general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing with respect to those jurisdictions that recognize such concepts).

“Enstar Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated as of September 6, 2012, by and among Household Insurance Group Holding Company, Pavonia Holdings (US), Inc. and Enstar Group Limited, as amended.

“Estimated Aggregate Cost of Carry Fees” has the meaning set forth in Section 3.02(a).

“Estimated Aggregate Customer Reversal Amount” has the meaning set forth in Section 3.02(a).

“Estimated Aggregate Loan UPB Purchase Price” has the meaning set forth in Section 3.02(a).

“Estimated Aggregate Pre-Closing Fees” has the meaning set forth in Section 3.02(a).

“Estimated Aggregate Pre-Closing Net Cash Flow Amount” has the meaning set forth in Section 3.02(a).

“Estimated Aggregate Pre-Closing Servicing Fees” has the meaning set forth in Section 3.02(a).

“Estimated Aggregate Pre-Paid Fees” has the meaning set forth in Section 3.02(a).

“Estimated Closing Date Acquisition Statement” has the meaning set forth in Section 3.02(a).

“Evidence of Debt” means, with respect to any Loan, each Note, Loan Agreement or other agreement, instrument or record evidencing an obligation of the Borrower to repay such Loan.

“Excluded Assets” has the meaning set forth in Section 2.01(b).

“Excluded Documents” means those agreements and other documentation that pertain to all or a portion of the Loans, Loan Documents or Collateral Documents and that consist of: email correspondence; attorney-client correspondence and other privileged information (except to the extent related to Ordinary Course Proceedings); valuations and opinions regarding the Loans or Collateral prepared by or on behalf of any Seller; internal analyses, memoranda, credit approvals or other communications related to credit approvals; regulatory reports; credit reports; communications between any Seller and its advisors, agents and brokers; communications between any Seller and any prospective purchasers of the Loans or their legal counsel, advisors and agents; and internal assessments of valuation of the Loans, the Loan Documents or Collateral that have been deemed legally privileged. Excluded Documents may also include communications between any Seller and any Borrower that have been deemed privileged, other than notices of default and other material written notices, requests, information or demands actually sent or received by the applicable Seller to or from any Borrower in accordance with the official notice provisions of the Loan Documents.

“Excluded Liabilities” has the meaning set forth in Section 2.02(b).

“Excluded Loan” means (a) any Loan for which a Third Party Consent has not been obtained prior to the Closing and (b) any Loan that has become an FFA Loan prior to the Closing.

“Excluded Taxes” means (a) all Taxes owed by Sellers or any of their respective Affiliates for any period, including any Taxes for which Sellers are liable pursuant to Section 7.07 and Section 7.08, and excluding any Taxes for which Purchaser is liable pursuant to Section 7.07 and Section 7.08; and (b) all Taxes relating to the Excluded Assets and Excluded Liabilities for any period.

“FCNL” means First Credit National Life Insurance Company of New York, a New York corporation.

“FDIC” means the Federal Deposit Insurance Corporation or any successor thereto.

“Fees” means any and all income, revenue, fees, expenses, charges or other monies that a servicer is entitled to receive, collect or retain in accordance with the terms of the Loan Documents or applicable Law, including annual fees, late charge fees, bad check or insufficient funds fees, assumption fees, ACH fees and other similar fees and charges collected from or assessed against Borrowers to the extent payable to a servicer in accordance with the terms of the Loan Documents or applicable Law, but excluding any premiums, fees or other income related to Credit Insurance (other than any collection fees payable to a Seller pursuant to the Credit Insurance Administrative Services Agreement).

“FFA Loan” means, as of any date of determination, any Loan that has been sold to a counterparty to any Forward Flow Agreement (or any Affiliate of such counterparty) in accordance with such Forward Flow Agreement after the Calculation Time on the Cut-Off Date and prior to the Calculation Time on the date of determination.

“Final Aggregate Cost of Carry Fees” means the Aggregate Cost of Carry Fees or, if adjusted pursuant to Section 3.03(b) or (c), the aggregate Cost of Carry Fees for all Collection Periods during the Pre-Closing Service Period as finally determined by Seller Representative and Purchaser pursuant to Section 3.03(b) or by the Accountant in accordance with Section 3.03(c).

“Final Aggregate Customer Reversal Amount” means the Aggregate Customer Reversal Amount or, if adjusted pursuant to Section 3.03(b) or (c), the aggregate Customer Reversal Amounts for all Loans as finally determined by Seller Representative and Purchaser pursuant to Section 3.03(b) or by the Accountant in accordance with Section 3.03(c).

“Final Aggregate Loan UPB Purchase Price” means the Aggregate Loan UPB Purchase Price or, if adjusted pursuant to Section 3.03(b) or (c), the aggregate Loan UPB Purchase Price as of the Calculation Time on the Cut-Off Date for all Loans as finally determined by Seller Representative and Purchaser pursuant to Section 3.03(b) or by the Accountant in accordance with Section 3.03(c).

“Final Aggregate Pre-Closing Fees” means the Aggregate Pre-Closing Fees or, if adjusted pursuant to Section 3.03(b) or (c), the aggregate Pre-Closing Fees for all Loans as finally determined by Seller Representative and Purchaser pursuant to Section 3.03(b) or by the Accountant in accordance with Section 3.03(c).

“Final Aggregate Pre-Closing Net Cash Flow Amount” means the Aggregate Pre-Closing Net Cash Flow Amount or, if adjusted pursuant to Section 3.03(b) or (c), the Pre-Closing Net Cash Flow Amount as finally determined by Seller Representative and Purchaser pursuant to Section 3.03(b) or by the Accountant in accordance with Section 3.03(c).

“Final Aggregate Pre-Closing Servicing Fees” means the Aggregate Pre-Closing Servicing Fees or, if adjusted pursuant to Section 3.03(b) or (c), the aggregate Pre-Closing Servicing Fees for all Collection Periods during the Pre-Closing Servicing Period as finally determined by Seller Representative and Purchaser pursuant to Section 3.03(b) or by the Accountant in accordance with Section 3.03(c).

“Final Aggregate Pre-Paid Fees” means the Aggregate Pre-Paid Fees or, if adjusted pursuant to Section 3.03(b) or (c), the aggregate Pre-Paid Fees for all Loans as finally determined by Seller Representative and Purchaser pursuant to Section 3.03(b) or by the Accountant in accordance with Section 3.03(c).

“Financial Data Plan” has the meaning set forth in Section 7.10.

“Forward Flow Agreements” means: (a) that certain Account Purchase and Sale Agreement, dated December 20, 2012, by and among certain of the Sellers and Fortis Capital IV, LLC, as amended; (b) that certain Account Purchase and Sale Agreement, dated December 21, 2012, by and among certain of the Sellers and Atlantic Credit & Finance Special Finance Unit III, LLC, as amended; (c) that certain Purchase and Sale Agreement, dated as of December 17, 2012, by and among certain of the Sellers and Absolute Resolutions Corp., as amended; and (d) the PRA Agreement.

“FTC” means the Federal Trade Commission or any successor thereto.

“GAAP” means those generally accepted accounting principles and practices that are recognized as such by the American Institute of Certified Public Accountants or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof, and that are consistently applied for all periods so as to properly reflect the financial position of the applicable Person.

“Governmental Authority” means any federal, national, supranational, state, provincial, local or similar government, governmental or quasi-governmental, regulatory or administrative authority, agency, commission or political sub-division or any court, tribunal or judicial or arbitral body, including any Bank Regulator or Agency.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award issued by or entered into with any Governmental Authority.

“Guaranteed Obligations” has the meaning set forth in Section 11.19(a).

“Guarantor” has the meaning set forth in the Preamble.

“Guaranty” has the meaning set forth in Section 11.19(a).

“HIDE” means HSBC Insurance Company of Delaware, a Delaware domiciled property and casualty insurance company.

“HLIC” means Household Life Insurance Company, a Delaware domiciled life insurance company.

“HSBC Servicing Systems” means all systems, networks, technology and software owned or used by any Seller or any Affiliate of any Seller.

“HUD” means the United States Department of Housing and Urban Development or any successor thereto.

“IBT Affinity Loan” means any Loan made by a Seller pursuant to the IBT Affinity Program Agreement.

“IBT Affinity Program Agreement” means that certain Affinity Credit Card Program Agreement, dated October 1, 2007, by and between HSBC Finance Corporation and The International Brotherhood of Teamsters, as amended by that certain letter agreement, dated March 23, 2009, and as may be further amended from time to time prior to the Closing.

“Income Taxes” means Taxes imposed on or measured by reference to gross or net income or receipts, and franchise, net worth, capital or other doing-business Taxes.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means the applicable Seller pursuant to Section 9.02 or Purchaser pursuant to Section 9.03, as the case may be.

“Interim Servicers” has the meaning set forth in the preamble to the Interim Servicing Agreement.

“Interim Servicing Agreement” means the Interim Servicing Agreement to be executed by each Interim Servicer, HSBC Bank USA, National Association, Interim Servicer Representative and Purchaser at the Closing, substantially in the form of Exhibit D attached hereto.

“Iron Mountain Loan Files” means the physical Loan Files for the Purchased Loans that are in the custody of Iron Mountain Information Management, Inc. and its Affiliates immediately prior to the Servicing Transfer Date.

“Knowledge” or any similar phrase with regard to the knowledge or awareness of, or receipt of notice by, Sellers, means the actual knowledge of any of Kathryn Madison, Katherine E. Kulig-Tomsovic, Grant F. Miles or Chris K. Worwa, without implication of verification or investigation concerning such knowledge.

“KPMG Report” means that certain report, dated November 9, 2012, entitled “HSBC Finance Corporation – Project Willow Credit File Sampling Project,” issued by KPMG regarding the statistical sampling methodology used to select the Sample Loan Files, a copy of which is attached as Exhibit E.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, regulatory guidance of general applicability, rule, code, order, requirement or rule of law (including common law and any applicable unclaimed or escheatable property laws).

“Liabilities” means any and all debts, liabilities, obligations, commitments, guaranties, claims, losses, damages, deficiencies, fines, awards, judgments, costs and expenses of any kind, character or description, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, secured or unsecured, joint or several, or due or to become due, including those arising under or out of any Law, Litigation or Governmental Order, and those arising under any Contract, arrangement, commitment or undertaking.

“Limited Power of Attorney” has the meaning set forth in Section 7.18.

“Litigation” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or private arbitrator.

“Loan” means any PHL Loan or PUL Loan.

“Loan Agreement” means a loan repayment agreement, personal credit line account agreement, home equity credit line revolving loan agreement, retail installment sales contract or other loan agreement, credit agreement or other agreement evidencing a debt with respect to a Loan, together with any assignment, extension, endorsement or modification thereof.

“Loan Documents” means, with respect to any Loan, any application, payment check, Evidence of Debt (including originals thereof, if any), Mortgage (including originals thereof, if any), Collateral Documents (if any), riders (including, if applicable, arbitration riders and home equity credit line revolving loan agreement riders), disclosures (including, if applicable, truth-in-lending disclosures, insurance disclosures, section 32 disclosures, high cost loan disclosures and state law disclosures), notices (including, if applicable, notices of right to cancel), HUD1A settlement statements (if any), good faith estimates (if any), revolving loan vouchers (if any) or other agreements and documents exclusively relating to such Loan, and any amendments or supplements thereto or modifications thereof, executed by Borrower or a Seller in connection with such Loan, but excluding any Excluded Document.

“Loan File” means, with respect to any Loan, an imaged or electronic file and/or a physical file containing all Loan Documents, Collateral Documents (if any) and all other documents, reports, billing statements, insurance certificates and material written notices exclusively relating to such Loan, the Loan Documents or the Collateral Documents (if any), in each case within the possession or control of the applicable Seller or its custodian, but excluding the Excluded Documents.

“Loan File Folder” means the folder of the Data Room entitled “Loan Files”.

“Loan Payment” means, with respect to any Loan, the amount to be paid by the Borrower in accordance with the terms of (a) the related Evidence of Debt, (b) with respect to any Loan for which any Seller or its Affiliates has engaged a Collection Agent, the ledger maintained by such Collection Agent or (c) with respect to any Loan for which the related Borrower is the debtor in any bankruptcy proceeding, the ledger maintained by the applicable Bankruptcy Servicer; provided, that such amount (i) shall include, with respect to any Loan that is an open-end line of credit, the amount to be paid in respect of Credit Insurance premium advances made by Sellers to the applicable insurer on behalf of the related Borrower, (ii) shall include amounts to be paid to Sellers as beneficiary on Credit Insurance claims and (iii) shall not include Fees and, except as set forth above, any premiums, fees and other income related to Credit Insurance.

“Loan Specific Information” means Loan-specific data and transaction history and servicing and collections history (whether in electronic or hard-copy format) maintained by Sellers in connection with the origination and servicing of the Purchased Loans that exists and is reasonably accessible on the CML Servicing Systems in the ordinary course of business of Sellers.

“Loan UPB Amount” means, as of any date of determination, in each case denominated in U.S. Dollars:

(a) with respect to each Loan that is a closed-end loan, an aggregate amount equal to:

(i) all unpaid Loan Payments, whether now due or payable in the future, constituting principal with respect to such Loan as of the Calculation Time on the date of determination; plus

(ii) all accrued but unpaid Loan Payments constituting finance charges, whether billed or unbilled, with respect to such Loan and all accrued but unpaid Loan Payments constituting deferred interest with respect to such Loan, in each case as of the Calculation Time on the date of determination; plus

(iii) all incurred but unpaid Fees, whether billed or unbilled, with respect to such Loan as of the Calculation Time on the date of determination; and

(b) with respect to each Loan that is an open-end line of credit, an aggregate amount equal to:

(i) the unpaid balance of such Loan as of the billing cycle date for such Loan immediately preceding the date of determination (including unpaid Credit Insurance premium advances made by Sellers to the applicable insurer on behalf of the related Borrower prior to the billing cycle date for such Loan immediately preceding the date of determination); plus

(ii) all earned but unpaid Loan Payments constituting finance charges with respect to such Loan relating to the period from the billing cycle date for such Loan immediately preceding the date of determination to such date of determination; plus

(iii) all incurred but unpaid Fees with respect to such Loan relating to the period from the billing cycle date for such Loan immediately preceding the date of determination to the date of determination; plus

(iv) the aggregate amount of all Draws on such Loan during the period from the billing cycle date for such Loan immediately preceding the date of determination to such date of determination; plus

(v) the aggregate amount of all Credit Insurance premium advances made by Sellers to the applicable insurer on behalf of the related Borrower during the period from the billing cycle date for such Loan immediately preceding the date of determination to such date of determination; less

(vi) the aggregate amount of all Loan Payments and Fees collected by Sellers with respect to such Loan during the period from the billing cycle date for such Loan immediately preceding the date of determination to such date of determination; plus

(vii) all unpaid Other Advances made by Sellers on behalf of the related Borrower prior to the date of determination;

provided, that the “Loan UPB Amount” for any Loan that is an open-end line of credit that is charged-off during the period from the billing cycle date for such Loan immediately preceding the date of determination to such date of determination shall be zero for all periods from and after such date of determination.

“Loan UPB Purchase Price” means, with respect to each Loan, the amount equal to the product of (a) the Purchase Price Percentage, multiplied by (b) the Loan UPB Amount of such Loan as of the Calculation Time on the date of determination, denominated in U.S. Dollars.

“London, Kentucky Agreement” means the Asset Purchase Agreement between Purchaser (or its assignee) and Renaissance Bankcard Services of Kentucky, Inc., a Kentucky corporation (including the exhibits and schedules thereto), and all amendments thereto.

“London, Kentucky Facility” means the office facility located at 725 Industrial Blvd., London, Kentucky owned by an Affiliate of Sellers and used in connection with the servicing of certain of the Loans.

“Loss Mitigation” means any loan modification (including trial modification), loss avoidance or reduction, foreclosure alternative or foreclosure prevention effort or process, including pursuant to any federal, state or local program, or proprietary program of a Seller or an Interim Servicer, initiated or offered to the related Borrower by a Seller or an Interim Servicer with respect to any Loan.

“Losses” means any and all actual, direct losses, Liabilities, damages, Taxes, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees) suffered or incurred, other than the following exceptions: any punitive, exemplary, speculative or remote damages, damages for lost profits or consequential damages; provided, that (a) the foregoing exceptions shall not include damages payable to a third party and (b) to the extent that a diminution in value of any Purchased Loan is caused by a breach of any representation, warranty or covenant of a Seller or Seller Representative in this Agreement, direct damages shall include damages equal to (i) the diminution in value of any Purchased Loan up to an amount equal to (A) the Loan UPB Purchase Price for such Purchased Loan as of the Calculation Time on the Cut-Off Date, plus (B) the aggregate amount of Draws on such Purchased Loan after the Cut-Off Date (“New Draws”), less (C) any collections or other credits that reduce the Loan UPB Amount of such Purchased Loan or New Draws since the Cut-Off Date (other than collections or credits in respect of amounts which were capitalized and added to the Loan UPB Amount of such Purchased Loan after the Cut-Off Date), plus (ii) the Claim Interest Payment. For the avoidance of doubt, New Draws shall not include Draws made on (x) any new line of credit that is granted by or at the direction of Purchaser or its Affiliates after the Cut-Off Date with respect to a Purchased Loan or (y) any increase by or at the direction of Purchaser or its Affiliates in available credit lines existing as of the Cut-Off Date with respect to a Purchased Loan.

“Material Adverse Effect” means any effect, event, circumstance, occurrence, state of facts, condition, development or change that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on: (a) the Purchased Assets, taken as a whole; or (b) the ability of Sellers or Guarantor to consummate the transactions contemplated hereby or to perform their obligations hereunder, in each of clauses (a) and (b), excluding any effect, event, circumstance, occurrence, state of facts, condition, development or change resulting from (i) circumstances, events or changes generally affecting the consumer lending markets or segments thereof (including any change in interest rates); (ii) general business, economic or political conditions (or changes therein) in the United States; (iii) circumstances, events or changes affecting the credit quality of the Loans or the composition of the Loan portfolio, taken as a whole, or any change in the performance trends of the Loan portfolio, taken as a whole; (iv) any outbreak or escalation of hostilities or declared or undeclared acts of war, sabotage, terrorist attack or any other act of terrorism; (v) earthquakes, hurricanes, tornadoes, floods or other natural disasters, weather conditions or other force majeure events; (vi) the announcement of the execution of this Agreement or any Ancillary Agreement or the announcement of the transactions contemplated hereby or thereby; (vii) changes (or proposed changes) in any generally applicable Law (including any Tax Law) or interpretation thereof; (viii) changes in GAAP or other accounting principles or interpretation thereof that the parties hereunder are required to adopt in accordance therewith or applicable Law; (ix) the taking of or omission to take any action, which action or omission is required or contemplated by this Agreement or taken at the request of Purchaser; or (x) any matter or condition to the extent reasonably accurately described in the Disclosure Schedules to this Agreement; provided, that, in the case of each of clauses (i), (ii), (iv), (v), (vii) and (viii), Sellers, Guarantor or the Purchased Assets are not disproportionately affected by such effect, event, circumstance, occurrence, state of facts, condition, development or change compared to other similar portfolios of assets or to other Persons engaged in the conduct of businesses similar to the business of Sellers or Guarantor, as applicable.

“MERS” means Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto.

“MERS System” means the system of recording transfers of mortgages electronically maintained by MERS.

“Mortgage” means, with respect to any PHL Loan, a mortgage, deed of trust or other security instrument creating a lien upon the residential real property interest described therein and securing the Note evidencing such PHL Loan, as such mortgage, deed of trust or other security instrument may have been amended, modified or extended from time to time.

“NBS Agreement” means that certain Acknowledgment and Agreement to Master Services Agreement, dated June 28, 2012, by and among the HSBC entities listed on Exhibit 1 thereto, Decision One Mortgage Company, LLC, HSBC Credit Center, Inc., HSBC Bank USA, N.A., HSBC Bank Nevada, N.A., Brice, Vander Linden & Wernick, P.C. and National Bankruptcy Services, LLC, as amended, including all statements of work thereto.

“Non-Transferred Asset” has the meaning set forth in Section 2.03(a).

“Note” means, with respect to any Loan, a promissory note or notes or other evidence of debt with respect to such Loan, together with any assignment, reinstatement, extension, endorsement or modification thereof.

“Notice Period” has the meaning set forth in Section 9.06(a).

“OCC” means, in the context of any date prior to July 21, 2011, the Office of Thrift Supervision, and in the context of any date on or after July 21, 2011, the Office of the Comptroller of the Currency or any successor thereto.

“OPUS Loan File Review Report” means that certain report of OPUS Capital Market Consultants LLC, dated as of November 12, 2012, entitled “Project Willow – HSBC Unsecured Consumer Loan Portfolio Executive Summary Report,” a copy of which is attached as Exhibit F.

“Ordinary Course Proceeding” means any Litigation, claim, suit or cause of action of any kind (including foreclosure or eviction proceedings) by a Seller with respect to an individual Loan or multiple Loans with a single Borrower and any bankruptcy proceeding in which a Borrower is the debtor, including the Litigation, claims, suits, causes of action and bankruptcy proceedings, and any related counterclaims, set forth on Section 5.07(j)(i) of the Seller Disclosure Schedule and any such Litigation, claims, suits, causes of action and bankruptcy proceedings, and any related counterclaims, arising after the date hereof, and excluding any Class Action Proceeding.

“Other Advances” means, with respect to any Loan, (a) any advance in respect of real estate taxes and assessments or hazard, flood or primary mortgage insurance premiums required to be paid (but not otherwise paid) by or on behalf of the related Borrower under the terms of the related Loan Documents for which Sellers or their Affiliates have a right of reimbursement under the applicable Loan Documents and (b) any other customary and reasonable out-of-pocket expenses incurred by a Seller as servicer in connection with a default, delinquency or other event relating to such Loan, but excluding any Credit Insurance premium advances made by Sellers to the applicable insurer on behalf of the related Borrower.

“Permits” means all licenses, permits, franchises, orders, consents, approvals, registrations, authorizations, qualifications, certificates and filings with and under all Governmental Authorities.

“Permitted Encumbrances” means: (a) Encumbrances for or in respect of Taxes or other governmental charges that are not yet delinquent or that are being contested in good faith by appropriate proceedings; (b) workers’, mechanics’, materialmen’s, repairmen’s, suppliers’, carriers’, tenants’ or similar Encumbrances arising by operation of Law in the ordinary course of business with respect to obligations that are not yet due and payable; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (d) Encumbrances that are described in Schedule 1.01(d).

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under section 13(d)(3) of the Securities Exchange Act of 1934.

“Personal Property” means each item or distinct group of equipment, supplies, furniture, fixtures, personalty and other tangible personal property used or held for use at the London, Kentucky Facility.

“Personal Property Leases” means each lease for each item or distinct group of equipment, supplies, furniture, fixtures, personalty and other tangible personal property used or held for use at the London, Kentucky Facility.

“PHL Loan” means each fixed or variable rate personal homeowner closed-end loan or open-end line of credit that (a) is specifically identified on the Cut-Off Date Data Tape or (b) (i) was charged-off by Sellers or identified by Sellers as paid-in-full as of the Calculation Time on the Cut-Off Date and for which Sellers perform a charge-off reversal or payment reversal prior to the Calculation Time on the Closing Date and (ii) is specifically identified on the Closing Date Data Tape.

“PRA Agreement” means that certain Purchase and Servicing Agreement for Forward Flow Accounts, dated February 12, 2009, as amended, by and among HSBC Consumer Lending (USA) Inc., Portfolio Recovery Associates, LLC and PRA Receivables Management, LLC, as amended.

“Pre-Closing Breach Liabilities” means, collectively, the Excluded Liabilities described in Sections 2.02(b)(i), (ii) and (iii). For the avoidance of doubt, “Pre-Closing Breach Liabilities” shall not include any Liability related to any Ordinary Course Proceeding.

“Pre-Closing Fees” means, with respect to any Loan, the aggregate amount of all Fees collected by Sellers during the Pre-Closing Servicing Period with respect to such Loan.

“Pre-Closing Net Cash Flow Amount” means an amount equal to (a) the aggregate amount of all Loan Payments and Fees collected by Sellers during the Pre-Closing Servicing Period with respect to all Loans (net of any payment reversals performed with respect to such amounts), plus (b) the aggregate amount of all net proceeds from the sale of FFA Loans during the Pre-Closing Servicing Period, less (c) the aggregate amount of all Draws on the Loans during the Pre-Closing Servicing Period, less (d) the aggregate amount of all Credit Insurance premium advances with respect to the Loans made by Sellers to the applicable insurer on behalf of the related Borrower during the Pre-Closing Servicing Period, less (e) the aggregate amount of all Other Advances on the Loans made during the Pre-Closing Servicing Period.

“Pre-Closing Servicing Fee” means, for each Collection Period in the Pre-Closing Servicing Period, an amount equal to the product of (a) the number of days in such Collection Period, multiplied by (b) the Servicing UPB Amount as of the Calculation Time on the day immediately preceding the first day of such Collection Period for all Loans, multiplied by (c) the Pre-Closing Servicing Fee Rate.

“Pre-Closing Servicing Fee Rate” means 1.80% per annum, computed for the actual number of days in the applicable Collection Period, using a daily factor obtained by dividing such rate by 360 days.

“Pre-Closing Servicing Period” means the period from the Calculation Time on the Cut-Off Date to the Calculation Time on the Closing Date.

“Pre-Enstar Credit Insurance Administrative Services Agreement” means the Credit Insurance Group Master Policy Administrative Services Agreement to be executed by HLIC, HIDE, FCNL and Purchaser at the Closing if the Closing occurs prior to the consummation of the transactions contemplated by the Enstar Stock Purchase Agreement, substantially in the form of Exhibit G-1 attached hereto.

“Pre-Paid Fees” means, with respect to any Loan, all Fees (or the prorated portion of any such Fees) accruing after the Calculation Time on the Cut-Off Date with respect to such Loan that are received by a Seller or any of its Affiliates prior to the Calculation Time on the Cut-Off Date with respect to such Loan.

“Prime Rate” means the prime lending rate as reported in The Wall Street Journal as of any date as the base rate on corporate loans or, if no such rate is published for a day, the rate published for the preceding Business Day, calculated on a daily basis based on a 365-day year.

“Property Taxes” means, other than Conveyance Taxes, real and personal ad valorem property Taxes and any other Taxes (other than Income Taxes) imposed on a periodic basis against property or in respect of property (real, tangible or intangible) and measured by the value of such property.

“Proposed Closing Date Acquisition Statement” has the meaning set forth in Section 3.03(a)(iii).

“PUL Loan” means each fixed or variable rate personal unsecured closed-end loan or open-end line of credit that (a) is specifically identified in the Cut-Off Date Data Tape or (b) (i) was charged-off by Sellers or identified by Sellers as paid-in-full as of the Calculation Time on the Cut-Off Date and for which Sellers perform a charge-off reversal or payment reversal prior to the Calculation Time on the Closing Date and (ii) is specifically identified on the Closing Date Data Tape.

“Purchase Price” has the meaning set forth in Section 3.01.

“Purchase Price Percentage” means 76%.

“Purchased Assets” has the meaning set forth in Section 2.01(a).

“Purchased Contracts” has the meaning set forth in Section 2.01(a)(ii).

“Purchased IBT Affinity Loan” means any IBT Affinity Loan that is a Purchased Loan.

“Purchased Loans” means all Loans other than any Loan that has become an Excluded Loan prior to the Closing.

“Purchased PHL Loan” means any PHL Loan that is a Purchased Loan.

“Purchased UP Affinity Loan” means any UP Affinity Loan that is a Purchased Loan.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Confidential Information” has the meaning set forth in Section 7.03(a).

“Purchaser Credit Insurance Administrative Services Agreement” has the meaning set forth in Section 7.17(b).

“Purchaser Disclosure Schedule” means the Purchaser Disclosure Schedule attached hereto, dated as of the date hereof, delivered by Purchaser to Sellers in connection with this Agreement. The mere inclusion of an item on the Purchaser Disclosure Schedule as an exception to one or more representations shall not be considered an admission by Purchaser that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had or is expected to have a material adverse effect on Purchaser.

“Purchaser Fundamental Warranties” means the representations and warranties made by the Purchaser pursuant to Sections 6.01, 6.02, 6.03, 6.09 and 6.10.

“Purchaser Governmental Approvals” has the meaning set forth in Section 6.03.

“Purchaser Indemnified Party” has the meaning set forth in Section 9.02.

“Purchaser Iron Mountain Contract” has the meaning set forth in Section 7.09(b).

“Purchaser’s Objection” has the meaning set forth in Section 3.03(b).

“Purchaser Taxes” means all Taxes for which Purchaser is liable pursuant to Section 7.07 and Section 7.08 of this Agreement.

“Q&A Log” means the excel file entitled “Project Willow – QA List 03-03-13.xls”, as supplemented or amended and exchanged between the parties hereto.

“Reference Acquisition Statement” means the illustrative closing statement prepared in accordance with the Agreed Upon Calculation Principles, assuming a Cut-Off Date of December 31, 2012 and a Closing Date of January 31, 2013, together with all related notes and schedules thereto, set forth in Schedule 1.01(b).

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“Related Parties” has the meaning set forth in Section 7.03(a).

“Repurchase Price” means, for any Purchased Loan as of any date of determination, an amount (not less than zero) equal to (a) the Loan UPB Purchase Price of such Purchased Loan as of the Calculation Time on the Cut-Off Date (as set forth on the schedule provided by Purchaser to Seller Representative on or prior to the date hereof, subject to the determination of the Final Aggregate Loan UPB Purchase Price pursuant to Section 3.03), less (b) the aggregate amount of collections received by or on behalf of Purchaser in respect of such Purchased Loan or otherwise credited to reduce the outstanding Loan UPB Amount in respect of such Purchased Loan since the Cut-Off Date, plus (c) a $150 servicing de-boarding fee.

“Required Purchaser Licenses” has the meaning set forth in Section 6.07.

“Review Period” has the meaning set forth in Section 3.03(b).

“Sample Loan Files” means the Loan Files randomly selected by KPMG LLP from all Loan Files in accordance with the methodology described in the KPMG Report and made available to Purchaser in the Data Room.

“Seller” has the meaning set forth in the Preamble.

“Seller Confidential Information” has the meaning set forth in Section 7.03(b).

“Seller Disclosure Schedule” means the Seller Disclosure Schedule attached hereto, dated as of the date hereof, delivered by Sellers to Purchaser in connection with this Agreement. The mere inclusion of an item on the Disclosure Schedule as an exception to one or more representations shall not be considered an admission by Sellers that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had or is expected to have a Material Adverse Effect. For the avoidance of doubt, the Seller Disclosure Schedule means the schedules qualifying the representations and warranties set forth in Article V.

“Seller Fundamental Warranties” means the representations and warranties made by the applicable Sellers pursuant to Sections 5.01, 5.02, 5.03, 5.07(a) and 5.09.

“Seller Governmental Approvals” has the meaning set forth in Section 5.03.

“Seller Indemnified Party” has the meaning set forth in Section 9.03.

“Seller Released Parties” has the meaning set forth in Section 7.16.

“Seller Representative” has the meaning set forth in Section 11.18(a).

“Sellers’ Marks” means any Trademarks currently or previously used by Sellers or their Affiliates, including any Trademarks that contain the words “HSBC,” “Household” or “Beneficial” or any trade, corporate or business names, trademarks, taglines, identifying logos, trade dress, monograms, slogans, service marks, domain names, brand names or any other name or source identifiers related thereto or employing the words “HSBC,” “Household” or “Beneficial” or any derivation or variation of any of the foregoing.

“Servicing Transfer Date” has the meaning set forth in the Interim Servicing Agreement.

“Servicing UPB Amount” means, as of any date of determination, in each case denominated in U.S. Dollars:

(a) with respect to each Loan that is a closed-end loan, all unpaid Loan Payments, whether now due or payable in the future, constituting principal with respect to such Loan as of the Calculation Time on the date of determination; and

(b) with respect to each Loan that is an open-end line of credit, the unpaid balance of such Loan as of the billing cycle date for such Loan immediately preceding the date of determination (including unpaid Credit Insurance premium advances made by Sellers to the applicable insurer on behalf of the related Borrower prior to the billing cycle date for such Loan immediately preceding the date of determination).

“Signing Data Room” means (a) the Data Room as of 11:59 P.M. Central Standard Time on March 3, 2013 and (b) the folder of the Data Room entitled “Additional Files - On or After March 4“as of 12:01 A.M. Central Standard Time on the date hereof, as provided on an electronic disk (with a letter by the Data Room provider stating that the information in the Data Room as of 11:59 P.M. Central Standard Time on March 3, 2013 and the folder of the Data Room entitled “Additional Files - On or After March 4“as of 12:01 A.M. Central Standard Time on the date hereof) to be delivered by Sellers to Purchaser within 10 Business Days after the Closing Date.

“State Agency” means any state agency or other entity with authority to regulate the mortgage-related activities of a Seller or to determine the investment or servicing requirements with regard to mortgage loan origination, purchasing, servicing or master servicing performed by a Seller.

“Straddle Period” means any taxable period beginning on or prior to and ending after (i) the Cut-Off Date, with respect to Property Taxes, and (ii) the Closing Date, with respect to all Taxes other than Property Taxes.

“Tax” or “Taxes” means (a) Income Taxes, Property Taxes, Conveyance Taxes and any and all other taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto or otherwise with respect to Tax Returns, including amounts imposed for failure to file or provide correct or timely information to Tax authorities or third parties, and any interest in respect of penalties, additions to tax and additional amounts imposed by any Tax authority) imposed by any Governmental Authority or Tax authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; (b) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; (c) license, registration and documentation fees; (d) customs duties, tariffs and similar charges; and (e) any liability of any Seller for the payment of amounts of the type described in the foregoing clauses (a) through (d) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of any Seller under any Tax sharing arrangement or Tax indemnity agreement; provided, that for this purpose any commercial agreement or contract not primarily related to Taxes shall not constitute a Tax sharing arrangement or Tax indemnity agreement.

“Tax Returns” means any return, declaration, report, notice, election, claim for refund or information return or other statement or form filed or required to be filed with any Tax authority pursuant to the Code or Regulations or other U.S. Department of Treasury guidance or corresponding provisions of applicable Law, including any such document prepared on a consolidated, combined or unitary basis and including any schedule or attachment thereto or any amendment thereof.

“Termination Date” has the meaning set forth in Section 10.01(b).

“Third Party Claim” has the meaning set forth in Section 9.06(a).

“Third Party Consents” has the meaning set forth in Section 5.04.

“Trademarks” means trademarks, service marks, trade dress, logos, brand names, certification marks, collective marks, d/b/a’s, assumed names, trade names, corporate names, domain names and symbols, slogans and other indicia of source or origin, including the goodwill of the business symbolized thereby or associated therewith, common law rights thereto, and registrations and applications for registration thereof throughout the world, including all renewals thereof.

“UP Affinity Loan” means any Loan made by a Seller pursuant to the UP Affinity Program Agreement.

“UP Affinity Program Agreement” means that certain Affinity Consumer Loan Program Agreement, dated November 18, 1999, by and between HSBC Finance Corporation (formerly known as Household Finance Corporation) and Union Privilege, as terminated pursuant to that certain Affinity Consumer Loan Program Termination Agreement, dated January 19, 2009, by and between HSBC Finance Corporation (formerly known as Household Finance Corporation) and Union Privilege.

SECTION 1.02. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or as the context otherwise requires: (a) when a reference is made herein to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (b) the table of contents and headings herein are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement; (c) whenever the words “include,” “includes” or “including” are used herein, they are deemed to be followed by the words “without limitation”; (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used herein, refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) all terms defined herein have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; (f) the definitions contained herein are applicable to the singular as well as the plural forms of such terms; (g) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws; (h) any agreement referenced herein means such agreement as amended, supplemented or modified from time to time to the extent permitted by the provisions thereof and this Agreement; and (i) references to a Person are also to its successors and permitted assigns.

ARTICLE II

PURCHASE AND SALE

SECTION 2.01. Purchase and Sale of Purchased Assets.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, Sellers shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to Purchaser, and Purchaser shall purchase from the applicable Seller, all of Sellers’ right, title and interest in and to the following assets, properties and rights, as the same shall exist as of the Calculation Time on the Closing Date, free and clear of all Encumbrances (except for Permitted Encumbrances) (the “Purchased Assets”):

(i) the Purchased Loans, including all right, title and interest of Sellers (A) in and to the Loan Documents, any Loan Specific Information and the Loan Files for all Purchased Loans, (B) subject to the Interim Servicing Agreement, to receive, collect and retain all Loan Payments and Fees relating to the Purchased Loans that are unpaid as of the Calculation Time on the Closing Date, (C) subject to the Interim Servicing Agreement, to service the Purchased Loans and (D) subject to the receipt of the Credit Insurance Consents, as the beneficiary under any Credit Insurance policy relating to a Purchased Loan;

(ii) the Contracts set forth on Schedule 2.01(a)(ii) (the “Purchased Contracts”);

(iii) all causes of action, lawsuits, judgments, refunds, choses in action, rights of recovery, rights of setoff, rights of recoupment, demands and any other rights or claims of any nature, whether arising by way of counterclaim or otherwise, available to or being pursued by a Seller in respect of any Ordinary Course Proceeding related to any Purchased Asset and/or Assumed Liability, including all such rights with respect to any Ordinary Course Proceeding pending as of the Calculation Time on the Closing Date or any Ordinary Course Proceeding that arises after the Closing Date, but subject to any existing or future counterclaims in respect thereof that constitute Assumed Liabilities;

(iv) all guaranties, warranties, indemnities and similar rights in favor of Sellers or any of their Affiliates (other than as set forth on Schedule 2.01(a)(iv)) to the extent related to any Purchased Assets and to the extent that the applicable Seller has the right to sell, assign, transfer, convey and deliver, or has the right to cause to be sold, assigned, transferred, conveyed and delivered, such rights; and

(v) all Tax refunds, Tax credits, Tax rebates and similar payments related to Taxes for which Purchaser is liable under this Agreement.

(b) Notwithstanding anything in Section 2.01(a) to the contrary, Sellers shall not sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to Purchaser, and Purchaser shall not purchase from Sellers any of the following assets, properties and rights of Sellers (the “Excluded Assets”):

(i) the Excluded Loans, including all right, title and interest of Sellers (A) in and to the Loan Documents, any Loan Specific Information and Loan Files for all Excluded Loans, (B) to receive all Loan Payments and Fees relating to all Excluded Loans, (C) to service the Excluded Loans and (D) as the beneficiary under any Credit Insurance policy relating to an Excluded Loan;

(ii) all causes of action, lawsuits, judgments, refunds, choses in action, rights of recovery, rights of setoff, rights of recoupment, demands and any other rights or claims of any nature, whether arising by way of counterclaim or otherwise, available to or being pursued by a Seller on its behalf or on behalf of its Affiliates related to the Excluded Assets or Excluded Liabilities;

(iii) all rights of Sellers under any Loan Document relating to a Purchased Loan or any Purchased Contract to indemnification for any indemnifiable losses incurred by Sellers or their respective Affiliates in connection with, arising out of or relating to the performance of such Loan Document or Purchased Contract by the applicable Seller prior to the Closing Date, whether pending as of the Closing Date or that arises after the Closing Date;

(iv) any Tax refunds, Tax credits, Tax rebates or similar payments related to Taxes for which Sellers are liable pursuant to this Agreement;

(v) the London, Kentucky Facility and all Personal Property and Personal Property Leases, except as and to the extent provided in the London, Kentucky Agreement;

(vi) the HSBC Servicing Systems;

(vii) the Sellers’ Marks;

(viii) all right, title and interest of HLIC, HIDE and FCNL in their capacity as insurer under any Credit Insurance policy relating to a Purchased Loan, including all right, title and interest of HLIC, HIDE and FCNL under the Pre-Enstar Credit Insurance Administrative Services Agreement or the Credit Insurance Administrative Services Agreement, as applicable; and

(ix) all rights of Sellers and their respective Affiliates under this Agreement and the Ancillary Agreements.

SECTION 2.02. Assumption and Exclusion of Liabilities.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser shall assume and shall agree to pay, perform and discharge the following Liabilities of Sellers (the “Assumed Liabilities”):

(i) all Liabilities related to the Purchased Loans, the Loan Documents and the Loan Files, to the extent in respect of any period from and after the Closing Date, including (A) all Liabilities to fund, in accordance with the Loan Documents, any open-to-buy amounts that are required to be funded from and after the Closing Date with respect to any Purchased Loan and (B) subject to the receipt of the Credit Insurance Consents, all Liabilities as the beneficiary under any Credit Insurance policy relating to a Purchased Loan, in respect of any period from and after the Closing Date;

(ii) all Liabilities arising under the Purchased Contracts, to the extent in respect of any period from and after the Closing Date; and

(iii) all Liabilities related to any counterclaims against any Seller in respect of any causes of action, lawsuits, judgments, refunds, choses in action, rights of recovery, rights of setoff, rights of recoupment, demands and any other rights or claims of any nature, whether arising by way of counterclaim or otherwise, available to or being pursued by a Seller in respect of any Ordinary Course Proceeding related to any Purchased Asset and/or Assumed Liability (which are Purchased Assets as contemplated by Section 2.01(a)(iii)), including all such Liabilities with respect to any such counterclaims pending as of the Calculation Time on the Closing Date or any such counterclaims that arise after the Closing Date;

provided, that, notwithstanding the foregoing, Assumed Liabilities shall not include Pre-Closing Breach Liabilities.

(b) Notwithstanding Section 2.02(a), Sellers shall retain, and shall be responsible for paying, performing and discharging when due all Liabilities of Sellers not expressly assumed by Purchaser hereunder, including the following Liabilities (collectively, the “Excluded Liabilities”):

(i) other than any Liability related to any Ordinary Course Proceeding, all Liabilities that arise before or after Closing resulting from any breach or default by Sellers of any provision of any Loan Document for any Purchased Loan, any Purchased Contract or any other Contract in respect of the Purchased Assets prior to the Closing, including any Liabilities resulting from any Litigation that results from the matters referred to in this clause (i), but excluding any Liabilities resulting from any act or omission of Purchaser or its Affiliates from and after the Closing or relating to the ownership or use of the Purchased Assets after the Closing (it being understood and agreed that, without limiting any of the representations and warranties provided by Sellers in Article V, Purchaser shall be solely responsible for all Assumed Liabilities to the extent arising after the Closing Date, even if such Assumed Liabilities result from Purchaser’s or its Affiliates’ continuation of practices of Sellers prior to the Closing Date);

(ii) other than any Liability related to any Ordinary Course Proceeding, all Liabilities that arise before or after Closing resulting from any violation by Sellers of any Law prior to the Closing in respect of the Purchased Assets, including any Liabilities resulting from any Litigation that results from the matters referred to in this clause (ii), but excluding any Liabilities resulting from any act or omission of Purchaser or its Affiliates from and after the Closing or relating to the ownership or use of the Purchased Assets after the Closing (it being understood and agreed that, without limiting any of the representations and warranties provided by Sellers in Article V, Purchaser shall be solely responsible for all Assumed Liabilities to the extent arising after the Closing Date, even if such Assumed Liabilities result from Purchaser’s or its Affiliates’ continuation of practices of Sellers prior to the Closing Date);

(iii) other than any Liability related to any Ordinary Course Proceeding, all Litigation (A) that is pending, threatened or completed as of the Calculation Time on the Closing Date against any Seller with respect to the Purchased Loans or (B) thereafter instituted by a third party resulting from actions or omissions of any Seller in its capacity as originator or servicer of the Purchased Loans prior to the Calculation Time on the Closing Date, but excluding any Liabilities resulting from any act or omission of Purchaser or its Affiliates from and after the Closing or relating to the ownership or use of the Purchased Assets after the Closing (it being understood and agreed that, without limiting any of the representations and warranties provided by Sellers in Article V, Purchaser shall be solely responsible for all Assumed Liabilities to the extent arising after the Closing Date, even if such Assumed Liabilities result from Purchaser’s or its Affiliates’ continuation of practices of Sellers prior to the Closing Date);

(iv) all Liabilities relating to Business Employees; and

(v) all Excluded Taxes.

(c) Notwithstanding Section 2.02(b) and Article IX, Sellers shall have no obligation to indemnify and hold harmless the Purchaser Indemnified Parties from:

(i) with respect to the Excluded Liabilities described in Section 2.02(b)(ii), and without limitation to Section 2.02(b)(iii), Liabilities that arise before or after Closing resulting from any violation by Sellers of any Law prior to the Closing in respect of the Purchased Assets that are instances of non-compliance, omissions or inconsistencies of the type and in the quantities in all material respects as described in the OPUS Loan File Review Report as extrapolated to the entire portfolio of Purchased Loans based on the statistical sampling methodology described in the KPMG Report; and

(ii) with respect to the Excluded Liabilities described in Sections 2.02(b)(i), 2.02(b)(ii) and 2.02(b)(iii), any Liabilities other than actual, out-of-pocket Liabilities for costs and expenses (including reasonable attorneys’ fees) incurred to defend, or required to be paid in satisfaction of any judgment or arbitration award resulting from such

Excluded Liabilities. For the avoidance of doubt, with respect to the Excluded Liabilities described in Sections 2.02(b)(i), 2.02(b)(ii) and 2.02(b)(iii), Sellers shall have no obligation to indemnify and hold harmless the Purchaser Indemnified Parties from any Liabilities relating to Losses in the collectability or value of the Purchased Loans.

SECTION 2.03. Non-Assignable Purchased Contracts.

(a) Notwithstanding anything to the contrary contained in this Agreement, to the extent that any Purchased Contract is not capable of being assigned or transferred to Purchaser as contemplated by this Agreement without the Consent of the other party or parties thereto or the issuer thereof or any other third party (including a Governmental Authority), or if such assignment or transfer, or attempted assignment or transfer, without such Consent would constitute a breach thereof or a violation of any Law, this Agreement shall not constitute an assignment or transfer of any such Purchased Contract or any claim, right, benefit or obligation thereunder, or any such attempted assignment, unless any such Consent is obtained at or prior to the date of such attempted assignment (any such Purchased Contract that is not capable of being assigned to Purchaser at the Closing, as contemplated by this Section 2.03, a “Non-Transferred Asset”).

(b) From and after Closing, the applicable Seller may, in its sole discretion, use commercially reasonable efforts to obtain (and Purchaser shall cooperate with the applicable Seller in obtaining) the Consents necessary to assign or transfer such Non-Transferred Asset to Purchaser (provided that neither the applicable Sellers nor Purchaser nor any of their respective Affiliates shall be required to commence or participate in any Litigation, offer or grant any material accommodation or undertake any material obligation or Liability (financial or otherwise) to any third Person to obtain any such Consent) and shall promptly execute all documents reasonably necessary to complete the assignment or transfer of such Non-Transferred Asset to Purchaser if such Consents are obtained.

(c) If the applicable Seller uses commercially reasonable efforts to obtain the Consents necessary to assign or transfer such Non-Transferred Assets to Purchaser, until such Consents have been obtained and such Non-Transferred Assets have been assigned or transferred, each such Non-Transferred Asset shall be held by the applicable Seller as agent for Purchaser, and the applicable Seller shall, to the extent permitted by Law and, if applicable, the Contract governing such Seller’s use of such Non-Transferred Asset, provide to Purchaser the benefits or Liabilities and obligations, as the case may be, under each such Non-Transferred Asset. The applicable Seller and Purchaser shall use commercially reasonable efforts to enter into mutually agreeable arrangements (including licensing, sublicensing or subcontracting, if permitted) by which the applicable Seller will provide Purchaser with the economic and operational equivalent of obtaining the requisite Consents and assigning the applicable Non-Transferred Asset to Purchaser (including, with the prior Consent of Purchaser, enforcing for the benefit of Purchaser all claims or rights arising thereunder and the performance by Purchaser of the obligations thereunder) and provide to Purchaser all of the benefits thereunder, and Purchaser will indemnify and hold harmless the applicable Seller and the Seller Indemnified Parties from and against any and all Losses arising out of or resulting from such arrangements.

SECTION 2.04. No Recourse; As Is, Where Is. Neither Sellers, Seller Representative nor Guarantor shall be liable to Purchaser, or Purchaser’s successors, successors-in-title, legal representatives or assigns, should any Borrower fail to perform any of such Borrower’s obligations under the Loan Documents. As of the date hereof, one or more defaults and/or events of default by the Borrowers may have occurred and may be continuing under the Loan Documents. EXCEPT FOR THE LIMITED AND EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLERS SET FORTH IN ARTICLE V, PURCHASER IS PURCHASING THE PURCHASED LOANS (A) SUBJECT TO ALL DEFAULTS AND EVENTS OF DEFAULT THAT MAY HAVE OCCURRED OR MAY BE CONTINUING AS OF THE CLOSING, AND (B) “AS IS,” “WHERE IS” AND “WITH ALL FAULTS,” AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY TYPE, KIND, CHARACTER OR NATURE (INCLUDING REPRESENTATIONS OR WARRANTIES AS TO THE GENUINENESS, LEGALITY, VALIDITY, SUFFICIENCY OR ENFORCEABILITY OF ANY LOAN DOCUMENT; OR AS TO THE FINANCIAL CONDITION OF ANY BORROWER; OR AS TO THE VALIDITY, ENFORCEABILITY, ATTACHMENT, PRIORITY OR PERFECTION OF ANY SECURITY INTERESTS GRANTED (OR PURPORTED TO BE GRANTED) IN ANY COLLATERAL; OR AS TO COMPLIANCE WITH LAW OF ANY PROCEEDINGS COMMENCED WITH RESPECT TO ANY LOAN DOCUMENT; OR AS TO ANY MATTER FOR WHICH WARRANTIES WOULD BE IMPLIED UNDER ARTICLE 3 OR ARTICLE 9 OF THE UNIFORM COMMERCIAL CODE, INCLUDING MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; OR AS TO THE SERVICING OF THE LOANS OR THE COLLECTION EFFORTS OF ANY COLLECTION AGENT), AND WITHOUT RECOURSE OF ANY NATURE TO SELLERS, SELLER REPRESENTATIVE OR GUARANTOR (EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT). WITHOUT LIMITING THE FOREGOING AND, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLERS SET FORTH IN ARTICLE V, PURCHASER IS PURCHASING THE PURCHASED LOANS WITHOUT ANY REPRESENTATION OR WARRANTY WITH RESPECT TO: (I) THE COLLECTABILITY OR VALUE OF THE LOANS; (II) THE CREDITWORTHINESS OF BORROWERS OR THE ABILITY OF BORROWERS TO PERFORM PURSUANT TO THE TERMS AND CONDITIONS OF THE LOAN DOCUMENTS; (III) THE VALUE OR PHYSICAL CONDITION OF ANY COLLATERAL; (IV) BORROWERS’ OR ANY OTHER PERSON’S OWNERSHIP OF OR TITLE TO ANY PROPERTY, REAL OR PERSONAL, SECURING OR SUPPORTING, DIRECTLY OR INDIRECTLY, THE PAYMENT OF THE LOANS; (V) THE EXTENT, VALIDITY, PRIORITY OR PERFECTION OF ANY MORTGAGE OR OTHER LIEN RELATING TO THE LOANS; (VI) THE CONTENT, COMPLETENESS OR ACCURACY OF THE DUE DILIGENCE MATERIALS (INCLUDING ANY HISTORICAL INFORMATION SET FORTH IN THE CUT-OFF DATE DATA TAPE OR OTHERWISE WITH RESPECT TO THE LOANS RELATING TO PERIODS PRIOR TO THE CUT-OFF DATE) OR LOAN FILES; OR (VII) ANY OTHER MATTER CONCERNING ANY LOAN, LOAN DOCUMENT, LOAN FILE, COLLATERAL OR MORTGAGE, IN EACH CASE EXCEPT AS MAY BE OTHERWISE EXPRESSLY STATED HEREIN.

NOTICE: THE LOANS INCLUDE MORTGAGES SUBJECT TO SPECIAL RULES UNDER THE FEDERAL TRUTH IN LENDING ACT. PURCHASERS OR ASSIGNEES OF SUCH MORTGAGES COULD BE LIABLE FOR ALL CLAIMS AND DEFENSES

WITH RESPECT TO SUCH MORTGAGES THAT THE BORROWER COULD ASSERT AGAINST THE CREDITOR. BY SIGNING THIS AGREEMENT, PURCHASER ACKNOWLEDGES AND AGREES THAT IT COULD BE LIABLE FOR ALL CLAIMS AND DEFENSES WITH RESPECT TO SUCH MORTGAGES THAT THE BORROWER COULD ASSERT AGAINST THE CREDITOR.

SECTION 2.05. Excluded Documents. Purchaser acknowledges that the Excluded Documents are not included in the Loan Files. The Excluded Documents may include material information that, if known to Purchaser, could have a material influence upon Purchaser’s assessment of the value, merits, risks and hazards inherent in the Loans, and Purchaser accepts such risks by entering into this Agreement, and such risks shall be borne solely by Purchaser. In no event shall Purchaser at any time be entitled to review or have access to or rights of discovery with respect to the Excluded Documents, all of which are hereby waived.

SECTION 2.06. Loan Files. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE V, PURCHASER UNDERSTANDS AND ACKNOWLEDGES THAT THE LOAN FILES WERE NOT PREPARED FOR PURCHASER OR TO BE RELIED UPON BY PURCHASER, THAT THE LOAN FILES MAY BE INCOMPLETE OR OUTDATED OR MAY CONTAIN ERRORS, OMISSIONS OR INACCURATE AND CONFLICTING INFORMATION, AND THAT NEITHER SELLERS, SELLER REPRESENTATIVE NOR GUARANTOR HAS ATTEMPTED TO VERIFY, CORRECT OR RECONCILE THE INFORMATION IN THE LOAN FILES. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE V, PURCHASER IS ASSUMING ALL RISKS RELATED TO THE ACCURACY AND COMPLETENESS OF THE LOAN FILES. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE V, PURCHASER UNDERSTANDS AND ACKNOWLEDGES THAT ANY REPORT OR DOCUMENT IN THE LOAN FILES THAT MAY BE PROVIDED BY SELLERS OR SELLER REPRESENTATIVE IS BEING PROVIDED WITHOUT REPRESENTATION OR WARRANTY AS TO THE COMPLETENESS, ACCURACY OR SUFFICIENCY OF THE FACTS, ASSUMPTIONS OR CONCLUSIONS CONTAINED THEREIN. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE V, PURCHASER HEREBY WAIVES, RELEASES AND AGREES NEVER TO ASSERT ANY CLAIMS AGAINST ANY SELLER, SELLER REPRESENTATIVE, GUARANTOR, THEIR RESPECTIVE AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES OR THE PREPARERS OF THE LOAN FILES THAT COULD BE BASED UPON RELIANCE ON THE LOAN FILES.

ARTICLE III

CONSIDERATION

SECTION 3.01. Purchase Price. The aggregate consideration for the Purchased Assets shall, subject to the terms and conditions of this Article III, be an amount equal to the aggregate Loan UPB Purchase Price as of the Calculation Time on the Cut-Off Date for all Loans (the “Purchase Price”). The Purchase Price shall be payable as set forth in Sections 3.02 and 3.03. Notwithstanding any other provision of this Agreement, in no event shall the Closing Cash Consideration, as adjusted pursuant to the terms of this Agreement, be greater than $4,000,000,000.

SECTION 3.02. Closing Consideration.

(a) Not later than three Business Days prior to the Closing, Seller Representative shall prepare and deliver to Purchaser a written statement (the “Estimated Closing Date Acquisition Statement”) setting forth Seller Representative’s good faith estimate of (A) the aggregate Loan UPB Amount (including, with respect to each Loan that is a closed-end loan, each component thereof as of the Calculation Time on the Cut-Off Date for all Loans, (B) the aggregate Loan UPB Purchase Price as of the Calculation Time on the Cut-Off Date for all Loans (the “Estimated Aggregate Loan UPB Purchase Price”), (C) the aggregate Cost of Carry Fees for all Collection Periods during the Pre-Closing Servicing Period (the “Estimated Aggregate Cost of Carry Fees”), (D) the aggregate Pre-Closing Servicing Fees for all Collection Periods during the Pre-Closing Servicing Period (the “Estimated Aggregate Pre-Closing Servicing Fees”), (E) the Pre-Closing Net Cash Flow Amount (the “Estimated Aggregate Pre-Closing Net Cash Flow Amount”), (F) the aggregate Pre-Closing Fees for all Loans (the “Estimated Aggregate Pre-Closing Fees”), (G) the aggregate Pre-Paid Fees for all Loans (the “Estimated Aggregate Pre-Paid Fees”), and (H) the aggregate Customer Reversal Amounts for all Loans (the “Estimated Aggregate Customer Reversal Amount”). The Estimated Closing Date Acquisition Statement shall be prepared by Seller Representative in good faith, in accordance with the Agreed Upon Calculation Principles consistently applied and on the same basis as the Reference Acquisition Statement and in a manner consistent with the books of account and other financial records of Sellers relating to the Loans. The Estimated Closing Date Acquisition Statement shall be revised prior to Closing to reflect any corrections agreed to by Seller Representative and Purchaser.

(b) Subject to Section 2.03 and the other terms and conditions of this Agreement, in consideration of the sale, assignment, transfer, conveyance and delivery of the Purchased Assets, at the Closing, Purchaser shall pay to Seller Representative, for distribution to Sellers, an amount in cash equal to the following (such amount, the “Closing Cash Consideration”):

(i) the Estimated Aggregate Loan UPB Purchase Price, plus

(ii) the Estimated Aggregate Cost of Carry Fees, plus

(iii) the Estimated Aggregate Pre-Closing Servicing Fees, plus

(iv) the Estimated Aggregate Pre-Closing Fees, plus

(v) the Estimated Aggregate Customer Reversal Amount, less

(vi) the Estimated Aggregate Pre-Closing Net Cash Flow Amount, less

(vii) the Estimated Aggregate Pre-Paid Fees.

SECTION 3.03. Post-Closing Adjustment of Purchase Price.

(a) Preparation of Proposed Closing Date Acquisition Statement. Within 75 days following the Closing Date, Seller Representative shall prepare and deliver to Purchaser:

(i) a roll-forward of the Loan UPB Amounts for the Loan portfolio from the Cut-Off Date to the Closing Date in the form of Exhibit H;

(ii) an updated data tape derived from the CML Servicing Systems as of the Closing Date (the “Closing Date Data Tape”) containing, with respect to each Loan, the information as of the Closing Date of the same categories and same format as the month-end data tape provided to Purchaser in the Cut-Off Date Data Tape; and

(iii) a written statement (the “Proposed Closing Date Acquisition Statement”) setting forth (A) the aggregate Loan UPB Amount (including, with respect to each Loan that is a closed-end loan, each component thereof, and a reconciliation of the outstanding Loan UPB Amounts for any Loan for which any Seller or its Affiliates has engaged a Collection Agent or any Loan for which the related Borrower is the debtor in any bankruptcy proceeding based on the ledger maintained by the applicable Collection Agent or the applicable Bankruptcy Servicer, respectively) as of the Calculation Time on the Cut-Off Date for all Loans, (B) the aggregate Loan UPB Purchase Price as of the Calculation Time on the Cut-Off Date for all Loans (the “Aggregate Loan UPB Purchase Price”), (C) the aggregate Cost of Carry Fees for all Collection Periods during the Pre-Closing Servicing Period (the “Aggregate Cost of Carry Fees”), (D) the aggregate Pre-Closing Servicing Fees for all Collection Periods during the Pre-Closing Servicing Period (the “Aggregate Pre-Closing Servicing Fees”), (E) the Pre-Closing Net Cash Flow Amount (the “Aggregate Pre-Closing Net Cash Flow Amount”), (F) the aggregate Pre-Closing Fees for all Loans (the “Aggregate Pre-Closing Fees”), (G) the aggregate Pre-Paid Fees for all Loans (the “Aggregate Pre-Paid Fees”), (H) the aggregate Customer Reversal Amounts for all Loans (the “Aggregate Customer Reversal Amount”) and (I) any proposed adjustments to the Purchase Price pursuant to Section 3.03(d) resulting therefrom. The Proposed Closing Date Acquisition Statement shall be prepared by Seller Representative in good faith, in accordance with the Agreed Upon Calculation Principles consistently applied and on the same basis as the Reference Acquisition Statement and in a manner consistent with the books of account and other financial records relating to the Purchased Assets acquired by Purchaser at the Closing. During such 75-day period, Purchaser shall make readily available to Seller Representative, its Affiliates and their respective directors, officers, employees, agents and representatives all relevant books and records and any workpapers (including those of its accountants) in its possession or under its control relating to the preparation of the Proposed Closing Date Acquisition Statement and all other items reasonably requested by Seller Representative, its Affiliates and their respective directors, officers, employees, agents and representatives for the purpose of preparing the Proposed Closing Date Acquisition Statement.

(b) Review. Purchaser shall complete its review of the Proposed Closing Date Acquisition Statement within 30 days after the date on which the Proposed Closing Date Acquisition Statement is delivered to it (the “Review Period”). During the Review Period, Seller Representative shall make readily available to Purchaser, its Affiliates and their respective directors, officers, employees, agents and representatives all relevant books and records and any workpapers (including those of its accountants) in its possession or under its control relating to the Proposed Closing Date Acquisition Statement and all other items reasonably requested by Purchaser, its Affiliates and their respective directors, officers, employees, agents and representatives for the purpose of such review. Purchaser shall, on or before 11:59 p.m. New York time on the last day of the Review Period, inform Seller Representative in writing of any good faith objections thereto (the “Purchaser’s Objection”), which written notice shall set forth in reasonable detail the basis of any objections Purchaser may have with respect to any information contained in the Proposed Closing Date Acquisition Statement and the adjustments to the Proposed Closing Date Acquisition Statement that Purchaser proposes should be made in order to comply with this Agreement. If Purchaser fails to deliver a Purchaser’s Objection on or before 11:59 p.m. New York time on the last day of the Review Period, then the Proposed Closing Date Acquisition Statement and the amounts set forth therein shall be final and binding on the parties hereto. Seller Representative shall have 30 days from its receipt of Purchaser’s Objection to review and respond to a Purchaser’s Objection.

(c) Resolution of Disputes. If Purchaser timely submits a Purchaser’s Objection to Seller Representative in accordance with Section 3.03(b), Purchaser and Seller Representative first shall seek in good faith to resolve any disagreement over the disputed items set forth in such Purchaser’s Objection. If any disagreement cannot be resolved by Seller Representative and Purchaser within 30 days after Seller Representative’s receipt of such Purchaser’s Objection, then either Seller Representative or Purchaser, by written notice to the other, may elect to have any such disagreement tendered to and resolved by a mutually agreeable internationally recognized independent certified public accounting firm (the “Accountant”), which shall determine, on the basis set forth in and in accordance with Section 3.03(a), and only with respect to the remaining differences so submitted, whether and to what extent, if any, any of the disputed items set forth in the Proposed Closing Date Acquisition Statement requires adjustment. The determination by the Accountant shall be final and binding on the parties hereto for all purposes of this Agreement. Each of Sellers, on the one hand, and Purchaser, on the other hand, shall bear all fees and costs incurred by it in connection with this determination and 50% of all fees and expenses relating to the foregoing work of the Accountant. The Accountant shall have full access to all information used by Seller Representative in preparing the Proposed Closing Date Acquisition Statement and by Purchaser in preparing the Purchaser’s Objection, including the workpapers of their respective accountants (to the extent permitted by such accountants), and all other information reasonably requested by the Accountant from Purchaser and Seller Representative. The Accountant shall be instructed to submit its determination to the parties hereto in writing as soon as practicable after submission of the matter to it, but no later than 30 days after such submission. For each disputed item set forth in the Proposed Closing Date Acquisition Statement, the Accountant shall be limited to deciding such item in an amount that shall be equal to or in between the amounts proposed for such item by Seller Representative in the Proposed Closing Date Acquisition Statement and Purchaser in the Purchaser’s Objection, but no more and no less.

(d) Final Adjustment. Once Seller Representative and Purchaser agree upon or otherwise arrive at, or once the Accountant has made a final determination on, the Final Aggregate Loan UPB Purchase Price, the Final Aggregate Cost of Carry Fees, the Final Aggregate Pre-Closing Servicing Fees, the Final Aggregate Pre-Closing Net Cash Flow Amount, the Final Aggregate Pre-Closing Fees, the Final Aggregate Pre-Paid Fees and the Final Aggregate Customer Reversal Amount pursuant to the foregoing procedures, Sellers or Purchaser, as the case may be, shall make the following payments, after netting against each other, without duplication, all payments required to be made by Sellers and/or Purchaser, as the case may be, pursuant to clauses (i) through (xiv) immediately below, with all such payments being made to the applicable Person via wire transfer of immediately available funds to the account or accounts designated in writing by the Person entitled to receive such payment:

(i) To the extent the Final Aggregate Loan UPB Purchase Price is less than the Estimated Aggregate Loan UPB Purchase Price, Sellers shall repay such amount to Purchaser within five Business Days following such determination, together with interest on such amount for the period from and including the Closing Date to but excluding the date of such payment at a rate per annum equal to the Prime Rate as of the Closing Date.

(ii) To the extent the Final Aggregate Loan UPB Purchase Price is greater than the Estimated Aggregate Loan UPB Purchase Price, Purchaser shall pay such amount to Seller Representative, for distribution to Sellers, within five Business Days following such determination, together with interest on such amount for the period from and including the Closing Date to but excluding the date of such payment at a rate per annum equal to the Prime Rate as of the Closing Date.

(iii) To the extent the Final Aggregate Cost of Carry Fees are less than the Estimated Aggregate Cost of Carry Fees, Sellers shall repay such amount to Purchaser within five Business Days following such determination, together with interest on such amount for the period from and including the Closing Date to but excluding the date of such payment at a rate per annum equal to the Prime Rate as of the Closing Date.

(iv) To the extent the Final Aggregate Cost of Carry Fees are greater than the Estimated Aggregate Cost of Carry Fees, Purchaser shall pay such amount to Seller Representative, for distribution to Sellers, within five Business Days following such determination, together with interest on such amount for the period from and including the Closing Date to but excluding the date of such payment at a rate per annum equal to the Prime Rate as of the Closing Date.

(v) To the extent the Final Aggregate Pre-Closing Servicing Fees are less than the Estimated Aggregate Pre-Closing Servicing Fees, Sellers shall repay such amount to Purchaser within five Business Days following such determination, together with interest on such amount for the period from and including the Closing Date to but excluding the date of such payment at a rate per annum equal to the Prime Rate as of the Closing Date.

(vi) To the extent the Final Aggregate Pre-Closing Servicing Fees are greater than the Estimated Aggregate Pre-Closing Servicing Fees, Purchaser shall pay such amount to Seller Representative, for distribution to Sellers, within five Business Days following such determination, together with interest on such amount for the period from and including the Closing Date to but excluding the date of such payment at a rate per annum equal to the Prime Rate as of the Closing Date.

(vii) To the extent the Final Aggregate Pre-Closing Net Cash Flow Amount is less than the Estimated Aggregate Pre-Closing Net Cash Flow Amount, Purchaser shall repay such amount to Seller Representative, for distribution to Sellers, within five Business Days following such determination, together with interest on such amount for the period from and including the Closing Date to but excluding the date of such payment at a rate per annum equal to the Prime Rate as of the Closing Date.

(viii) To the extent the Final Aggregate Pre-Closing Net Cash Flow Amount is greater than the Estimated Aggregate Pre-Closing Net Cash Flow Amount, Sellers shall pay such amount to Purchaser within five Business Days following such determination, together with interest on such amount for the period from and including the Closing Date to but excluding the date of such payment at a rate per annum equal to the Prime Rate as of the Closing Date.

(ix) To the extent the Final Aggregate Pre-Closing Fees are less than the Estimated Aggregate Pre-Closing Fees, Sellers shall repay such amount to Purchaser within five Business Days following such determination, together with interest on such amount for the period from and including the Closing Date to but excluding the date of such payment at a rate per annum equal to the Prime Rate as of the Closing Date.

(x) To the extent the Final Aggregate Pre-Closing Fees are greater than the Estimated Aggregate Pre-Closing Fees, Purchaser shall pay such amount to Seller Representative, for distribution to Sellers, within five Business Days following such determination, together with interest on such amount for the period from and including the Closing Date to but excluding the date of such payment at a rate per annum equal to the Prime Rate as of the Closing Date.

(xi) To the extent the Final Aggregate Pre-Paid Fees are less than the Estimated Aggregate Pre-Paid Fees, Purchaser shall repay such amount to Seller Representative, for distribution to Sellers, within five Business Days following such determination, together with interest on such amount for the period from and including the Closing Date to but excluding the date of such payment at a rate per annum equal to the Prime Rate as of the Closing Date.

(xii) To the extent the Final Aggregate Pre-Paid Fees are greater than the Estimated Aggregate Pre-Paid Fees, Sellers shall pay such amount to Purchaser within five Business Days following such determination, together with interest on such amount for the period from and including the Closing Date to but excluding the date of such payment at a rate per annum equal to the Prime Rate as of the Closing Date.

(xiii) To the extent the Final Aggregate Customer Reversal Amount is less than the Estimated Aggregate Customer Reversal Amount, Sellers shall repay such amount to Purchaser within five Business Days following such determination, together with interest on such amount for the period from and including the Closing Date to but excluding the date of such payment at a rate per annum equal to the Prime Rate as of the Closing Date.

(xiv) To the extent the Final Aggregate Customer Reversal Amount is greater than the Estimated Aggregate Customer Reversal Amount, Purchaser shall pay such amount to Seller Representative, for distribution to Sellers, within five Business Days following such determination, together with interest on such amount for the period from and including the Closing Date to but excluding the date of such payment at a rate per annum equal to the Prime Rate as of the Closing Date.

(e) The provisions in this Section 3.03 relating to resolutions of disputes by an Accountant are not intended to and shall not be interpreted to require that the parties hereto refer to such a firm any dispute arising out of a breach by one of the parties hereto of its obligations under this Agreement.

ARTICLE IV

CLOSING

SECTION 4.01. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Mayer Brown LLP, 71 South Wacker Drive, Chicago, Illinois at 10:00 A.M., Chicago time, on the first Business Day of the month after the month in which the last of the conditions to the obligations of the parties set forth in Article VIII has been satisfied or waived in accordance with the terms of this Agreement (other than those conditions that, by their nature, are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) or at such other place or at such other time or on such other date as Seller Representative and Purchaser may mutually agree upon (the “Closing Date”). All proceedings to be taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered. The Closing shall be deemed effective as of 12:01 A.M., New York time, on the Closing Date. The parties shall use commercially reasonable efforts to cause the conditions to Closing to be satisfied by April 1, 2013.

SECTION 4.02. Closing Deliveries by Sellers. At the Closing, Sellers shall deliver or cause to be delivered to Purchaser:

(a) executed counterparts of each Ancillary Agreement to which a Seller or its Affiliates are a party, duly executed by such Seller or its applicable Affiliate;

(b) a receipt for payment of the Closing Cash Consideration as of the Closing, duly executed by Seller Representative;

(c) if Closing occurs prior to the consummation of the transactions contemplated by the Enstar Stock Purchase Agreement, executed counterparts of the Pre-Enstar Credit Insurance Administrative Services Agreement, duly executed by HLIC, HIDE and FCNL;

(d) copies of any consents, waivers or approvals obtained by Sellers with respect to the Purchased Assets or the consummation of the transactions contemplated by this Agreement;

(e) a certificate of a duly authorized officer of each Seller certifying as to the matters set forth in Section 8.03(a);

(f) a certificate of a duly authorized officer of each Seller, in compliance with Regulations Section 1.1445-2(b), certifying that such Seller is not a foreign person for purposes of Code Section 1445; and

(g) secretary’s certificates, evidence of corporate existence and good standing, evidence of corporate approvals and other similar documents.

SECTION 4.03. Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to Seller Representative (or such other Person identified below):

(a) the Closing Cash Consideration as of the Closing by wire transfer in immediately available funds to the account designated in writing by Seller Representative;

(b) executed counterparts of each Ancillary Agreement to which Purchaser or its Affiliates is a party, duly executed by Purchaser or its applicable Affiliate;

(c) (i) if Closing occurs prior to the consummation of the transactions contemplated by the Enstar Stock Purchase Agreement, an executed counterpart of the Pre-Enstar Credit Insurance Administrative Services Agreement, duly executed by Purchaser, or (ii) if the consummation of the transactions contemplated by the Enstar Stock Purchase Agreement occurs prior to Closing, executed counterparts of the Purchaser Credit Insurance Administrative Services Agreement with respect to the Credit Insurance policies relating to the Purchased Loans, duly executed by Purchaser or its Affiliates;

(d) a certificate of a duly authorized officer of Purchaser certifying as to the matters set forth in Section 8.02(a);

(e) evidence that all Required Purchaser Licenses required for ownership of the Purchased Loans and funding of new draws under the PUL Loans have been obtained by Purchaser or Springleaf Finance, Inc. (or any of its subsidiaries); and

(f) secretary’s certificates, evidence of corporate existence and good standing, evidence of corporate approvals and other similar documents.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF SELLERS

As an inducement to Purchaser to enter into this Agreement, each Seller, severally but not jointly, hereby represents and warrants to Purchaser solely with respect to itself or the Loans being sold by it, as applicable, as of the date hereof, as follows:

SECTION 5.01. Organization, Authority and Qualification of Seller. Seller is duly organized and validly existing under the Laws of the jurisdiction in which it is organized and has all necessary corporate power and authority to carry on its business as currently conducted and to own and operate its properties and assets. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Seller has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by Seller, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or similar action on the part of Seller, and no other actions or proceedings on the part of Seller are necessary to authorize this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. This Agreement has been, and, upon their execution, the Ancillary Agreements shall be, duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes, and, upon their execution, the Ancillary Agreements shall constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to the Enforceability Limitations.

SECTION 5.02. No Conflict. Assuming the making and obtaining of all Seller Governmental Approvals and Third Party Consents, except as may result from any facts or circumstances relating solely to Purchaser or its Affiliates, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller, and the consummation by Seller of the transactions contemplated hereby and thereby, do not and will not (a) violate, conflict with or result in the breach of any provision of the articles of incorporation or by-laws (or similar organizational documents) of Seller, (b) conflict with or violate any Law or Governmental Order applicable to the Purchased Assets or Seller with respect to the Purchased Assets or (c) conflict with, result in any breach of or loss of benefit under, constitute a default (or event that, with the giving of notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any of the Purchased Assets pursuant to any Contract, Permit or arrangement to which Seller is a party (except to the extent included in the Excluded Assets) or by which any of the Purchased Assets is bound or affected or otherwise result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the Purchased Assets, except, with respect to clauses (b) and (c), for violations, conflicts, breaches, losses, defaults and other matters as would not adversely affect the ability of Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or the Ancillary Agreements.

SECTION 5.03. Governmental Approvals. Except as set forth in Section 5.03 of the Seller Disclosure Schedule (the Consents set forth or required to be set forth on Section 5.03 of the Seller Disclosure Schedule, collectively, the “Seller Governmental Approvals”), the execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not require any material Consent or, to the Knowledge of Sellers, no other Consent of, with or to any Governmental Authority.

SECTION 5.04. Third Party Consents. Set forth in Section 5.04 of the Seller Disclosure Schedule is a true and complete list of all Consents required to be obtained by Seller from, or to be given by Seller to, or made by Seller with, any Person that is not a Governmental Authority in connection with the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby (“Third Party Consents”).

SECTION 5.05. Litigation; Orders.

(a) Except as set forth in Section 5.05(a) of the Seller Disclosure Schedule, there is no pending or, to the Knowledge of Seller, threatened, Litigation (i) against Seller or any of its Affiliates relating to the Purchased Assets that would reasonably be expected to result in Liability to Seller or its Affiliates in excess of $1,000,000 or (ii) by or against Seller or any of its Affiliates with respect to this Agreement or the Ancillary Agreements, or in connection with the transactions contemplated hereby or thereby.

(b) Except as set forth in Section 5.05(b) of the Seller Disclosure Schedule, neither Seller (solely to the extent it relates to the Purchased Assets) nor the Purchased Assets is, or has been in the past three years, a party to or subject to any outstanding Governmental Order or any material agreement, memorandum of understanding or similar supervisory arrangement with any Governmental Authority charged with the supervision or regulation of banks and their holding companies, or the supervision or regulation of Seller, which order, agreement or arrangement remains outstanding and applicable to the Purchased Loans as of the date hereof.

(c) Except as set forth in Section 5.05(c) of the Seller Disclosure Schedule, neither Seller (solely to the extent it relates to the Purchased Assets) nor the Purchased Assets is, or has been in the past three years, in default in any material respect under any outstanding Governmental Order or any material agreement, memorandum of understanding or similar supervisory arrangement with any Governmental Authority charged with the supervision or regulation of banks and their holding companies, or the supervision or regulation of Seller, which default remains in effect and applicable to the Purchased Loans as of the date hereof.

SECTION 5.06. Portfolio Information. A copy of the Cut-Off Date Data Tape has been delivered by Seller Representative to Purchaser on or prior to the date hereof. Except as set forth on Section 5.06 of the Seller Disclosure Schedule, the information relating to the Loans (other than any Loan described in subsection (b) of the definitions of “PHL Loan” or “PUL Loan”) as of the Cut-Off Date, taken as a whole, included on the Cut-Off Date Data Tape is true and correct in all material respects as of the Cut-Off Date, subject to (a) reconciliation with any Attorney Ledger with respect to the Loans and (b) adjustments for charge-off reversals and payment reversals; provided, that no representation or warranty is being made herein with respect to information included on the Cut-Off Date Data Tape relating to periods prior to the Cut-Off Date. Without any limitation to the preceding sentence, except as set forth on Section 5.06 of the Seller Disclosure Schedule, the information relating to the Loans (other than any Loan described in subsection (b) of the definitions of “PHL Loan” or “PUL Loan”) as of the Closing Date, taken as a whole, included on the Closing Date Data Tape is true and correct in all material respects as of the Closing Date, subject to (a) reconciliation with any Attorney Ledger with respect to the Loans and (b) adjustments for charge-off reversals and payment reversals; provided, that no representation or warranty is being made under this sentence with respect to information included on such data tape relating to periods prior to the Closing Date.

SECTION 5.07. Purchased Loans.

(a) Seller owns the Purchased Loans (other than the Loan Documents) and, with respect to the Loan Documents for the Purchased Loans, is a party to and enjoys the right to the benefits of all such Loan Documents. Seller has good and marketable title to the Purchased Loans free and clear of all Encumbrances, except for Permitted Encumbrances. Subject to receipt of the Third Party Consents, Seller has the right to sell, assign, transfer, convey and deliver the Purchased Loans to Purchaser at the Closing.

(b) Each Evidence of Debt relating to a Purchased Loan to which a Borrower is a party is the legal, valid and binding obligation of such Borrower, enforceable in accordance with its terms, subject to Enforceability Limitations. To the Knowledge of Sellers, the Borrowers to each of the Purchased Loans had the legal capacity to enter into the related Evidence of Debt and to execute and deliver such Evidence of Debt, and such Evidence of Debt has been duly and properly executed by such Borrowers.

(c) Except as set forth on Section 5.07(c) of the Seller Disclosure Schedule or for instances of non-compliance, omissions or inconsistencies of the type and in the quantities in all material respects as set forth in the OPUS Loan File Review Report as extrapolated to the entire portfolio of Purchased Loans based on the statistical sampling methodology described in the KPMG Report, the portfolio of Purchased Loans, taken as a whole, have been, to the Knowledge of Sellers, originated in compliance in all material respects with all applicable Laws and have been serviced and collected in compliance in all material respects with (i) the Evidences of Debt, as they may be amended by or reflected on the CML Servicing Systems or, for the Purchased Loans that are serviced on a third party system of a Collection Agent or Bankruptcy Servicer, on the Attorney Ledgers maintained with respect to such Purchased Loans and (ii) all applicable Laws.

(d) Except for instances of non-compliance, omissions or inconsistencies of the type and in the quantities in all material respects as set forth in the OPUS Loan File Review Report as extrapolated to the entire portfolio of Loans based on the statistical sampling methodology described in the KPMG Report, the servicing and collection practices used by Seller with respect to the Purchased Loans have been consistent in all material respects with its customary servicing practices used for similar personal homeowner loans and personal unsecured loans of Seller.

(e) Seller Representative has delivered to Purchaser on or prior to the date hereof a true and complete copy of the OPUS Loan File Review Report and the KPMG Report relating to the Loan Documents contained in the Loan Files for the Purchased Loans.

(f) Except as set forth on the Cut-Off Date Data Tape or the Closing Date Data Tape (in each case, subject to reconciliation with any Attorney Ledger maintained with respect to the Purchased Loans), as applicable, or Section 5.07(f) of the Seller Disclosure Schedule, Seller has not received any written notice that the Borrower under any Purchased Loan is a debtor in any state or federal bankruptcy or insolvency proceeding.

(g) No Borrower under a Purchased PHL Loan is subject to a pending foreclosure proceeding initiated by any Seller.

(h) Except as set forth on Section 5.07(h) of the Seller Disclosure Schedule, to the Knowledge of Sellers, no Evidence of Debt relating to a Purchased Loan has been satisfied, cancelled or rescinded and no Borrower has been released from liability under the Evidence of Debt, nor has any instrument been executed by Seller that would result in any such release, satisfaction, cancellation or rescission.

(i) Except as set forth on the Cut-Off Date Data Tape, Section 5.07(j)(i) or Section 5.07(i) of the Seller Disclosure Schedule, the terms of the Evidence of Debt relating to the Purchased Loans have not been impaired, waived, altered or modified in any material respect, other than modifications in the ordinary course of business consistent with the applicable Seller’s customary servicing practices.

(j) Section 5.07(j)(i) of the Seller Disclosure Schedule sets forth a true, correct and complete list in all material respects of all Ordinary Course Proceedings (other than bankruptcy proceedings set forth on the Cut-Off Date Data Tape or the Closing Date Data Tape (in each case, subject to reconciliation with any Attorney Ledger maintained with respect to the Purchased Loans) or Section 5.07(f) of the Seller Disclosure Schedule) pending as of the date hereof. Section 5.07(j)(ii) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all Class Action Proceedings pending as of the date hereof.

SECTION 5.08. Tax Matters. Except as set forth on Section 5.08 of the Seller Disclosure Schedule, (a) Seller has, in respect of the Purchased Assets, filed all Tax Returns which are required to be filed and has paid all Taxes which have become due pursuant to such Tax Returns or pursuant to any assessment which has become payable; (b) all such Tax Returns are complete and accurate in all material respects and disclose all material Taxes required to be paid in respect of the Purchased Assets; (c) to the Knowledge of Sellers, there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to Taxes of the Purchased Assets; and (d) Seller has not waived or been requested to waive any statute of limitations in respect of Taxes associated with the Purchased Assets, which waiver is currently in effect, in the case of each of clauses (a) through (d) of this Section 5.08, solely to the extent that any failure or inaccuracy therein would reasonably be expected to result in Purchaser being liable for such Taxes or would reasonably be expected to give rise to a material Encumbrance (other than any Permitted Encumbrance) on the Purchased Assets. Without limiting Purchaser’s rights and Seller’s obligations under Sections 7.07, 7.08 and 9.02(e), the representations and warranties contained in this Section 5.08 shall be the only representations and warranties with respect to Taxes.

SECTION 5.09. Brokers, Finders or Advisors. Except for HSBC Securities (USA), Inc. and Credit Suisse Securities (USA) LLC, whose fees will be paid by Sellers, no Person has acted as a broker, finder or advisor to Seller or its Affiliates, or is entitled to any brokerage, finder’s or other fee or commission based upon arrangements made by or on behalf of Seller or its Affiliates, in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

OF PURCHASER

As an inducement to Sellers to enter into this Agreement, Purchaser hereby represents and warrants to Sellers as follows as of the date hereof:

SECTION 6.01. Organization and Authority of Purchaser. Purchaser is a limited liability company, validly existing and in good standing under the Laws of Delaware and has all necessary corporate power and authority to carry on its business as currently conducted and to own and operate its properties and assets. The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is a party, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or similar action on the part of Purchaser, and no other actions or proceedings on the part of Purchaser are necessary to authorize this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. This Agreement has been, and, upon their execution, the Ancillary Agreements to which Purchaser is a party shall be, duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Sellers and Seller Representative) this Agreement constitutes, and, upon their execution, the Ancillary Agreements to which Purchaser is a party shall constitute, the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to the Enforceability Limitations.

SECTION 6.02. No Conflict. Assuming the making and obtaining of all Purchaser Governmental Approvals, except as may result from any facts or circumstances relating solely to Sellers or their Affiliates, the execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by Purchaser of the transactions contemplated hereby and thereby, do not and will not (a) violate, conflict with or result in the breach of any provision of the organizational documents of Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to Purchaser or (c) conflict with, result in any breach of or loss of benefit under, constitute a default (or event that with the giving of notice or lapse of time or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of any Contract, Permit or arrangement to which Purchaser is a party, except, with respect to clauses (b) and (c), for violations, conflicts, breaches, losses, defaults and other matters as would not adversely affect the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or the Ancillary Agreements.

SECTION 6.03. Governmental Consents and Approvals. Except as set forth in Section 6.03 of the Purchaser Disclosure Schedule (the Consents set forth or required to be set forth on Section 6.03 of the Purchaser Disclosure Schedule, collectively, the “Purchaser Governmental Approvals”), the execution, delivery and performance by Purchaser of this Agreement and each Ancillary Agreement to which Purchaser is a party, and the consummation by Purchaser of the transactions contemplated hereby or thereby, do not and will not require any Consent of, with or to any Governmental Authority.

SECTION 6.04. Litigation; Orders.

(a) There is no Litigation pending or, to the actual knowledge of Purchaser, threatened, by or against Purchaser or any of its Affiliates with respect to this Agreement or the Ancillary Agreements, or in connection with the transactions contemplated hereby or thereby.

(b) Purchaser is not a party to or subject to any outstanding Governmental Order, agreement, memorandum of understanding or similar supervisory arrangement with, a commitment letter or similar submission to, or extraordinary supervisory letter from any Governmental Authority that could prevent or materially delay the Closing, and, to the actual knowledge of Purchaser, none are threatened to be issued or requested.

SECTION 6.05. Financing. Purchaser shall have at the Closing access to sufficient cash available, and irrevocable lines of credit from reputable financial institutions or other sources of immediately available funds (and has provided evidence thereof to Seller Representative), which together are sufficient to enable Purchaser to fully fund all of Purchaser’s obligations under or in connection with this Agreement and the Ancillary Agreements, including payment of the full amount of the Purchase Price to Seller Representative for distribution to Sellers in accordance with the provisions of this Agreement, payment of all fees and expenses of Purchaser relating to the transactions contemplated by this Agreement and funding of all open-to-buy amounts required to be funded from time to time from and after the Closing under any Purchased Loans that are open-end lines of credit.

SECTION 6.06. Borrower Information. Purchaser will receive from Sellers certain Nonpublic Personal Information as defined in Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. 6801 et seq., concerning account holders (“Borrower Information”) in connection with the transactions contemplated by this Agreement. Purchaser shall only use the Borrower Information in accordance with applicable Law. Purchaser shall maintain commercially reasonable security procedures to safeguard the confidentiality of the Borrower Information and to prevent unauthorized disclosure of, access to or use by any unauthorized party, except as permitted by this Agreement or applicable Law. Nothing in this Agreement shall prevent Purchaser from authorizing a third party to access and use the Borrower Information to collect the underlying debts sold under this Agreement. Nothing in this Agreement shall prohibit Purchaser from disclosing the Borrower Information pursuant to legal process.

SECTION 6.07. Licensing and Registration. Set forth on Section 6.07 of the Purchaser Disclosure Schedule is a true and complete list of all licenses, bonds, registrations and insurance that Purchaser and Springleaf Finance, Inc. (or any of its subsidiaries) are required to hold to own, service and collect or attempt to collect on the Loans and to fund any open-to-buy amounts required to be funded from time to time from and after the Closing under any Purchased Loans that are open-end lines of credit, in each case, in such jurisdictions where such licensure, bonding, registration or insurance is required under applicable Law for such ownership or for any such servicing, collection or funding activities undertaken by Purchaser, as applicable (the licenses, bonds, registrations and insurance set forth, or required to be set forth, on Section 6.07 of the Purchaser Disclosure Schedule, collectively, the “Required Purchaser Licenses”). Purchaser and Springleaf Finance, Inc. (or any of its subsidiaries) hold, or as of the Closing (with respect to ownership of the Purchased Loans and for funding of new draws under the PUL Loans) or as of the Servicing Transfer Date (with respect to servicing of the Purchased Loans) shall hold, all Required Purchaser Licenses.

SECTION 6.08. Loss Mitigation. Purchaser or Springleaf Finance, Inc. (or any of its subsidiaries), in its capacity as servicer of the Purchased Loans following the Servicing Transfer Date, as applicable, has the employees, information technology and compliance resources to allow it to, and is otherwise able to, continue any Loss Mitigation initiated prior to the Servicing Transfer Date with respect to any Loan.

SECTION 6.09. Independent Investigation. Purchaser has relied and shall rely solely on its own investigation and, other than Sellers’ representations and warranties in Article V of this Agreement, Purchaser has not relied and shall not rely upon any oral or written statements or representations by any Seller, its Affiliates or any of their respective directors, officers, employees, agents or representatives. Without limiting any of Sellers’ representations and warranties in Article V of this Agreement:

(a) Purchaser acknowledges that, in connection with Sellers’ entry into this Agreement and the transactions contemplated hereby, Sellers performed, or caused to be performed, certain pre-sale computerized and manual reviews of the Sample Loan Files, but has not performed a detailed individual account-level review of each and every Loan File. Purchaser hereby acknowledges that it is aware of the level and form of documentation with respect to each Loan and takes each Loan and the related Loan File with the knowledge that such documentation may be incomplete.

(b) Purchaser has had the opportunity to conduct such due diligence review and analysis of information and materials regarding the Loans (including the Loan Documents, the Loan Files and related information), the servicing practices of Sellers and their Affiliates with respect to the Loans and the collection efforts of the Collection Agents engaged by Sellers with respect to the Loans, together with such records as are generally available to the public from local, county, state and federal authorities, record-keeping offices and courts (including any bankruptcy courts in which any mortgagors, guarantor or surety, if any, may be subject to any pending bankruptcy proceedings), as Purchaser deemed necessary, proper or appropriate in order to make a complete and informed decision with respect to the purchase of the Purchased Assets and the assumption of the Assumed Liabilities. The decision of Purchaser to purchase the Purchased Assets and assume the Assumed Liabilities is based upon Purchaser’s independent evaluation of all such information and materials. Purchaser acknowledges that it has conducted sufficient due diligence, with access to expert technical and legal advice, to enable Purchaser to evaluate the merits and risks of purchasing the Purchased Assets and assuming the Assumed Liabilities. Without limiting the foregoing, except as set forth in Article V, no representations or warranties are or have been made to Purchaser regarding (i) the collectability or value of the Loans; (ii) the creditworthiness of Borrowers or the ability of Borrowers to perform pursuant to the terms and conditions of the Loan Documents; (iii) the value or physical condition of, or income derived from, any Collateral or any collateral described in the Loan Documents; (iv) Borrowers’ or any other Person’s ownership of or title to any property, real or personal, securing or supporting, directly or indirectly, the payment of the Loans; or (v) the extent, validity, priority or perfection of any mortgage, security interest or other lien relating to the Loans.

(c) Purchaser confirms to Sellers that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks relating to its purchase of the Purchased Assets and assumption of the Assumed Liabilities. Subject to its rights and remedies under this Agreement, Purchaser accepts all risk of monetary loss arising from or relating to its purchase of the Purchased Assets and assumption of the Assumed Liabilities.

SECTION 6.10. Brokers, Finders or Advisors. No Person has acted as a broker, finder or advisor to Purchaser or its Affiliates, or is entitled to any brokerage, finder’s or other fee or commission based upon arrangements made by or on behalf of Purchaser or its Affiliates, in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.01. Interim Operation of the Business. Except as set forth in Schedule 7.01, each Seller covenants and agrees that, between the date hereof and the Closing Date, such Seller (i) shall conduct and use the Purchased Assets in the ordinary course of business consistent with such Seller’s customary practice, and (ii) shall service and collect (or cause to be serviced and collected) the portfolio of Purchased Loans in compliance in all material respects with (A) the Evidences of Debt, as may be amended by or reflected on the CML Servicing Systems or any Attorney Ledgers maintained with respect to the Loans, (B) all applicable Laws and (C) consistent with its customary servicing practices for such Loans, except in each case for instances of non-compliance, omissions or inconsistencies of the type and in the quantities in all material respects as set forth in the OPUS Loan File Review Report as extrapolated to the entire portfolio of Loans based on the statistical sampling methodology described in the KPMG Report. Without limiting the generality of the immediately preceding sentence, except as set forth in Schedule 7.01, each Seller covenants and agrees that, between the date hereof and the Closing Date, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), solely as it relates to the Purchased Assets, such Seller shall not:

(a) cancel any debts or waive any claims or rights related to the Loans or the Purchased Contracts, other than in the ordinary course of business consistent with such Seller’s customary practice;

(b) modify, amend or terminate, or release, assign or waive any material rights or claims under, or materially accelerate or delay the performance under, any Loan Document, other than in the ordinary course of business consistent with such Seller’s customary practice;

(c) (i) modify or amend any Purchased Contract, other than administrative changes, (ii) terminate any Purchased Contract or (iii) other than in the ordinary course of business consistent with such Seller’s customary practice, release, assign or waive any rights or claims under any Purchased Contract;

(d) transfer, sell, surrender, divest or otherwise dispose of any of the Loans, other than pursuant to the terms of any Forward Flow Agreement;

(e) impose or suffer to be imposed any Encumbrance on any of the Purchased Assets, other than Permitted Encumbrances;

(f) prepare or file any Tax Return related solely to the Purchased Assets that is inconsistent with the past customary practice of the applicable Seller or, on any such Tax Return, take any position, make any election or adopt any method that is inconsistent with positions taken, elections made or methods used in prepared or filing similar Tax Returns in prior periods;

(g) make any material changes in its policies and practices as servicer of the Loans; or

(h) agree, whether in writing or otherwise, to do any of the foregoing.

Notwithstanding anything in this Agreement to the contrary, nothing shall prohibit (i) any Seller from charging-off any Loans in the ordinary course of business consistent with such Seller’s customary practice, (ii) any Seller from performing any charge-off reversals or payment reversals with respect to any Loans in the ordinary course of business consistent with such Seller’s customary practice or (iii) Sellers and their respective Affiliates from closing, and ceasing to perform any servicing of the Loans from, the Chesapeake Facility.

SECTION 7.02. Access to Information; Retention of Records.

(a) From the date hereof until the Closing, subject to applicable Law, upon reasonable notice, each Seller shall and shall cause its Affiliates and their respective officers, directors, employees, agents and representatives to (i) afford the officers, employees and representatives of Purchaser reasonable access, during normal business hours, to the facilities, books and records of such Seller and its Affiliates to the extent relating to the Purchased Assets and to those officers, directors, employees, agents and representatives of such Seller and its Affiliates who have any knowledge relating to the Purchased Assets and (ii) furnish to the officers, employees and representatives of Purchaser such additional financial and operating data and other information regarding the Purchased Assets as Purchaser may from time to time request; provided, that nothing in this Section 7.02(a) shall obligate any Seller, its Affiliates or their respective officers, directors, employees, agents and representatives to take any actions that would unreasonably interfere with the operation of the business of such Seller and its Affiliates, result in any waiver of attorney-client privilege or violate any Laws or the terms of any Contract to which any of them is a party or to which any of their assets is subject.

(b) For a period of seven years after the Closing (or for any longer period as may be required by any Governmental Authority or established by any applicable statute of limitations) or if any Seller, on the one hand, or Purchaser, on the other hand, is actively contesting or defending against any third-party Litigation as of the expiration of such seven-year period (or such longer period, as applicable) for which the books and records retained and preserved by the other pursuant to this Section 7.02(b) are necessary or useful for such third-party Litigation, then, until such Litigation is resolved pursuant to a final, non-appealable judgment or a settlement among the parties thereto, (i) Purchaser shall retain and preserve the books and records relating to the Purchased Assets relating to periods prior to the Closing and any other documents relating to periods prior to the Closing that Purchaser acquires pursuant to this Agreement in a manner consistent with its customary document retention policy and (ii) each Seller shall retain and preserve the books and records of such Seller that relate to the Purchased Assets for periods prior to the Closing and that shall not otherwise have been delivered to Purchaser hereunder in a manner consistent with its customary document retention policy. If, after the expiration of such seven year period (or such longer period, as applicable), Purchaser, on the one hand, or Sellers, on the other hand, desire to destroy any or all such books and records, such destroying party shall deliver a written notice to the other party indicating its intent to destroy such books and records and specifying in reasonable detail the contents of the books and records to be destroyed. Such books and records may then be destroyed after the 60th day following receipt of such notice by the other party, unless the other party notifies the destroying party that such other party desires to obtain possession of such books and records, in which event the destroying party shall transfer the books and records to such requesting party, and such requesting party shall pay all reasonable expenses of the destroying party in connection therewith.

(c) For a period of seven years after the Closing (or for any longer period as may be required by any Governmental Authority), to comply with the terms of this Agreement, any applicable Law or Governmental Order, or if and for so long as any party is actively responding to any investigation or request from any Governmental Authority, or contesting or defending against any third-party Litigation, in each case in connection with (i) any transaction contemplated under this Agreement or the Ancillary Agreements or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on, prior to or after the Closing Date involving any of the Purchased Assets, each party shall cooperate in the investigation, request, contest or defense, make available its personnel and provide such testimony and access to its books and records as shall be necessary in connection with such investigation, request, contest or defense, all at the sole cost and expense of the responding, contesting or defending party (unless the responding, contesting or defending party is entitled to indemnification therefor under Article IX). For the avoidance of doubt, this Section 7.02(c) shall not apply to disputes or litigation among the parties and their respective Affiliates.

SECTION 7.03. Confidentiality.

(a) For a period of two years from the Closing Date, each Seller agrees to, and shall cause its Affiliates and its and their respective consultants, legal counsel, auditors, financial advisors, lenders, agents, representatives, employees, officers and directors (collectively, the “Related Parties”) to, treat and hold as confidential (and not disclose or provide access to any Person) (i) any and all confidential or proprietary information, knowledge and data to the extent relating to the Purchased Assets by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such confidential or proprietary information, knowledge and data as such Seller and its Affiliates used with respect thereto prior to the execution of this Agreement and (ii) all confidential or proprietary information relating to the business of Purchaser and its Affiliates that becomes known to such Seller or its Related Parties in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, and not otherwise use such confidential or proprietary information (the confidential or proprietary information, knowledge and data set forth in clauses (i) and (ii), collectively, the “Purchaser Confidential Information”), in each of clauses (i) and (ii), unless Purchaser provides its prior written consent to such use or disclosure; provided, that such Seller shall be permitted to disclose Purchaser Confidential Information (A) to any Related Parties of such Seller to whom such disclosure is necessary or desirable in the conduct of the business of such Seller if such Persons are informed by such Seller of the confidential nature of such Purchaser Confidential Information and are directed by such Seller to comply with the provisions of this Section 7.03(a) and (B) subject to the penultimate sentence of this Section 7.03(a), as may be required by applicable Law. Each Seller shall be responsible for any breach of the foregoing by its Related Parties. The term “Purchaser Confidential Information” shall not include any information that (I) at the time of disclosure is publicly available through no act or omission of the party owing a duty of confidentiality, (II) becomes available on a non-confidential basis from a source other than a party owing a duty of confidentiality, so long as such source is not known by such party to be bound by a confidentiality agreement with or other obligations of secrecy to the other party or (III) is developed independently by the applicable Seller without the use of Purchaser Confidential Information as evidenced by the internal records of such Seller. Notwithstanding the foregoing, if any Seller or any of its Related Parties becomes legally compelled by Governmental Order or is required by the rules and regulations or any action of any applicable Governmental Authority or any stock exchange to disclose any such Purchaser Confidential Information, such Seller shall, and shall cause its applicable Related Parties to, (x) to the extent reasonably practicable and permitted by applicable Law, provide Purchaser with reasonable prior written notice of such requirement so that Purchaser may seek a protective order or other remedy, (y) if such protective order or other remedy is not obtained, furnish only that portion of such Purchaser Confidential Information that is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such Purchaser Confidential Information and (z) use commercially reasonable efforts to promptly furnish to Purchaser a copy (in whatever form or medium) of such Purchaser Confidential Information it intends to furnish or has furnished. Each Seller agrees and acknowledges that remedies at Law for any breach of its obligations under this Section 7.03(a) are inadequate and that in addition thereto Purchaser shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

(b) For a period of two years from the Closing Date, Purchaser agrees to, and shall cause its Related Parties to, treat and hold as confidential (and not disclose or provide access to any Person) all confidential or proprietary information relating to the business of each Seller and its Affiliates (other than that relating to the Purchased Assets) (“Seller Confidential Information”) that becomes known to Purchaser or its Related Parties in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, and not otherwise use such Seller Confidential Information, unless Seller Representative provides its prior written consent to such use or disclosure; provided, that Purchaser shall be permitted to disclose Seller Confidential Information (i) to any Related Parties of Purchaser to whom such disclosure is necessary or desirable in the conduct of the business of Purchaser if such Persons are informed by Purchaser of the confidential nature of such Seller Confidential Information and are directed by Purchaser to comply with the provisions of this Section 7.03(b) and (ii) subject to the penultimate sentence of this Section 7.03(b), as may be required by applicable Law. Purchaser shall be responsible for any breach of the foregoing by its Related Parties. The term “Seller Confidential Information” shall not include any information that (A) at the time of disclosure is publicly available through no act or omission of the party owing a duty of confidentiality, (B) becomes available on a non-confidential basis from a source other than the party owing a duty of confidentiality, so long as such source is not known by such party to be bound by a confidentiality agreement with or other obligations of secrecy to the other party or (C) is developed independently by Purchaser without the use of Seller Confidential Information as evidenced by the internal records of Purchaser. Notwithstanding the foregoing, if Purchaser or any such Related Party becomes legally compelled by Governmental Order or is required by the rules and regulations or any action of any applicable Governmental Authority or any stock exchange to disclose any such Seller Confidential Information, Purchaser shall, and shall cause its applicable Related Parties to (I) to the extent reasonably practicable and permitted by applicable Law, provide Seller Representative with reasonable prior written notice of such requirement so that the applicable Seller may seek a protective order or other remedy, (II) if such protective order or other remedy is not obtained, furnish only that portion of such Seller Confidential Information that is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such Seller Confidential Information and (III) use commercially reasonable efforts to promptly furnish to Seller Representative a copy (in whatever form or medium) of such Seller Confidential Information it intends to furnish or has furnished. Purchaser agrees and acknowledges that remedies at Law for any breach of its obligations under this Section 7.03(b) are inadequate and that, in addition thereto, the applicable Seller shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

(c) The parties hereto hereby acknowledge and agree that, from and after the Closing, (i) this Section 7.03 shall supersede the Confidentiality Agreement in all respects and (ii) the Confidentiality Agreement shall terminate and be of no further force and effect.

SECTION 7.04. Information Security. Purchaser has developed, implemented and will maintain effective information security policies and procedures that include administrative, technical and physical safeguards designed to (a) ensure the security and confidentiality of Seller Confidential Information provided to Purchaser, (b) protect against anticipated threats or hazards to the security or integrity of Seller Confidential Information, (c) protect against unauthorized access or use of Seller Confidential Information and (d) ensure the proper disposal of Seller Confidential Information. All personnel of Purchaser or its Affiliates handling Seller Confidential Information have been appropriately trained in the implementation of Purchaser’s information security policies and procedures. Purchaser and its Affiliates regularly cause the audit and review of their information security policies and procedures to ensure their continued effectiveness and to determine whether adjustments are necessary in light of circumstances including changes in technology, customer information systems or threats or hazards to confidential information. In the event of unauthorized access to Seller Confidential Information or non-public personal information of individual consumers, Purchaser shall take appropriate action to prevent further unauthorized access. Purchaser shall provide any notices and information regarding such unauthorized access to appropriate law enforcement agencies, Governmental Authorities and affected customers.

SECTION 7.05. Governmental Approvals; Required Licenses; Third-Party Consents.

(a) On the terms and subject to the conditions of this Agreement, each Seller and Purchaser shall use commercially reasonable efforts to cause the conditions to Closing to be satisfied, to cause the Closing to occur and to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements, including taking all reasonable actions necessary (i) to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing and (ii) to obtain all authorizations, consents, orders, Permits and approvals and make all filings with all Governmental Authorities that are or become necessary for the execution, delivery and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby (including any Seller Governmental Approvals and Purchaser Governmental Approvals). Each party hereto shall promptly provide the other parties with copies of any communication, including any written objection, litigation or administrative proceeding that challenges the transactions contemplated hereby received by such party from any Governmental Authority or any other Person regarding transactions contemplated hereby. Notwithstanding the foregoing, Purchaser shall use commercially reasonable best efforts, and shall cause Springleaf Finance, Inc. (or any of its subsidiaries) to use commercially reasonable best efforts, to obtain (or, if withdrawn, rescinded or revoked by the licensing party after being obtained, to re-obtain) the Required Purchaser Licenses relating to ownership of the Purchased Loans and funding of new draws under the PUL Loans prior to Closing and the Required Purchaser Licenses relating to servicing of the Purchased Loans prior to the Servicing Transfer Date, and each Seller and its Affiliates shall reasonably cooperate with Purchaser and Springleaf Finance, Inc. (or any of its subsidiaries) to obtain (or re-obtain, as applicable) such Required Purchaser Licenses prior to Closing and the Servicing Transfer Date, as applicable.

(b) Each Seller and Purchaser shall use commercially reasonable efforts to obtain, and to cooperate in obtaining, the Third Party Consents; provided, that neither party shall be required to pay or commit to pay any material amount to (or incur any material obligation in favor of) any Person from whom any such Third Party Consent may be required.

SECTION 7.06. Tax Cooperation and Exchange of Information; Tax Reporting.

(a) Upon the terms set forth in Section 7.02(c), Sellers, on the one hand, and Purchaser, on the other hand, shall provide each other, at the requesting party’s sole expense and cost, with such cooperation and information as either of them reasonably may request of the other in (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a Liability for Taxes or a right to a refund of Taxes and (iii) participating in or conducting any audit or other proceeding in respect of Taxes, in each case relating to the Purchased Assets; provided, that, notwithstanding anything to contrary in this Agreement, Sellers shall have no obligation to provide or furnish to Purchaser any consolidated, combined or unitary group Tax Return or portion thereof of Seller’s Affiliates, or any information Seller deems confidential in its sole and absolute discretion. Sellers, on the one hand, and Purchaser, on the other hand, shall make themselves (and their respective employees) available on a basis mutually convenient to the parties to provide explanations of any documents or information provided under this Section 7.06. Any information obtained under this Section 7.06 shall be kept confidential in accordance with Section 7.03, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding. Sellers and Purchaser shall also cooperate, as necessary, to address the receipt of any notices or audit request received by any of the parties with respect to U.S. federal and other tax information reporting when such cooperation is reasonably necessary in order to respond to such notice or audit request.

(b) Sellers and Purchaser agree that (i) Sellers, or their agents or subservicers, as the case may be, shall be responsible for any required U.S. federal and other tax information reporting with respect to the Purchased Assets for periods ending through the day before the Closing Date and (ii) Purchaser shall be responsible for any required U.S. federal and other tax information reporting with respect to the Purchased Assets beginning from, and including, the Closing Date. The U.S. federal tax information reporting referred to in this Section 7.06 shall include any applicable forms in the 1098 and 1099 series.

SECTION 7.07. Proration of Taxes.

(a) All Property Taxes relating to the ownership of the Purchased Assets for any Straddle Period, whether imposed or assessed before or after the Cut-Off Date, shall be prorated between Sellers, on one hand, and Purchaser, on the other hand, on a daily basis as of the end of the Cut-Off Date. If any Property Taxes subject to proration are paid by Purchaser, on the one hand, or Sellers, on the other hand, the proportionate amount of such Property Taxes paid (or if a refund of any portion of such Property Taxes previously paid is received, such refund) shall be paid promptly by (or to) the other after the payment of such Property Taxes (or promptly following the receipt of any such refund). Sellers shall be liable for all Property Taxes for any taxable period ending on or prior to the Cut-Off Date and the portion of any Straddle Period ending at the end of the Cut-Off Date, and Purchaser shall be liable for such Property Taxes for any taxable period beginning after the Cut-Off Date and the portion of any Straddle Period beginning after the Cut-Off Date. All Taxes (other than Property Taxes) relating to the Purchased Assets for any Straddle Period shall be computed as if such taxable period ended as of the end of the Closing Date. Sellers shall be liable for all Taxes for any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period ending at the end of the Closing Date, and Purchaser shall be liable for such Taxes for any period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date. For the avoidance of doubt, Purchaser shall not be liable for any Income Taxes of Sellers pursuant to this Section 7.07.

(b) The prorations pursuant to this Section 7.07 may be calculated after the Closing, as each item to be prorated (including any such Tax, obligation, assessment, charge, refund, reimbursement, rent installment, fee or revenue) accrues or comes due; provided, that, in any event, any such proration shall be calculated not later than 30 days after the party requesting the proration of any item obtains the information required to calculate such proration, and the payment of any such proration shall be made no later than five days following the completion of such calculation.

SECTION 7.08. Conveyance Taxes. Seller and Purchaser shall each be liable for one-half of all Conveyance Taxes payable in connection with the transactions contemplated by this Agreement. The party with primary filing responsibility under applicable Law shall, after the review and consent by the other party, file such Tax Returns and related documents as are required in accordance with applicable Law, and shall remit any such Conveyance Taxes as and when due. The party remitting such Conveyance Taxes shall be promptly reimbursed by the other party for one-half of the amount so paid upon presentation of an invoice or similar documentation evidencing payment of such Conveyance Taxes. Each party shall execute and deliver all instruments and certificates as are reasonably requested by the other party and which are necessary to enable the parties to comply with the foregoing.

SECTION 7.09. Delivery of Loan Files.

(a) Subject to Section 2.06, Sellers shall deliver all imaged or electronic Loan Files with respect to the Purchased Loans and all physical Loan Files with respect to the Purchased Loans (other than the Iron Mountain Loan Files), including the physical Loan Files for the Purchased Loans located at the Brandon Facility, to one Person at one location in the United States, as designated by Purchaser in accordance with the Conversion Plan, on the Servicing Transfer Date (or such other date as Seller Representative and Purchaser may reasonably agree upon in accordance with the Conversion Plan or otherwise). Subject to Section 2.06, all other Loan Files and Loan Specific Information required to be delivered to Purchaser under this Agreement, but which have not been delivered to Purchaser by the Servicing Transfer Date, shall be delivered to Purchaser or Purchaser’s designee as promptly as practicable following the Servicing Transfer Date and shall be held by such Seller in trust for the benefit of Purchaser until delivery to Purchaser or Purchaser’s designee.

(b) From and after the date hereof, Purchaser shall use commercially reasonable efforts to enter into a Contract with Iron Mountain Information Management, Inc. or its Affiliates, effective as of the Servicing Transfer Date, providing for the storage of the Iron Mountain Loan Files in the custody of Iron Mountain Information Management, Inc. and its Affiliates from and after the Servicing Transfer Date (the “Purchaser Iron Mountain Contract”). Subject to Section 2.06, Sellers shall segregate the Iron Mountain Loan Files from the other documents of Sellers and their respective Affiliates stored in the custody of Iron Mountain Information Management, Inc. and its Affiliates and (i) if Purchaser has entered into the Purchaser Iron Mountain Contract prior to the Servicing Transfer Date, make the Iron Mountain Loan Files available on the Servicing Transfer Date (or such other date as Seller Representative and Purchaser may reasonably agree upon) to Iron Mountain Information Management, Inc. and its Affiliates, on behalf of Purchaser, for storage under the Purchaser Iron Mountain Contract or (ii) if Purchaser has not entered into the Purchaser Iron Mountain Contract prior to the Servicing Transfer Date, make the Iron Mountain Loan Files available on the Servicing Transfer Date (or such other date as Seller Representative and Purchaser may reasonably agree upon) for pickup by Purchaser at the locations where the Iron Mountain Loan Files are stored immediately prior to the Servicing Transfer Date.

SECTION 7.10. Conversion and Financial Data Plans. Seller Representative and Purchaser shall work together in good faith and use commercially reasonable efforts to (a) develop and, within 30 days after the date hereof, agree upon a reasonable and detailed plan (the “Conversion Plan”) to effect the preparation and recording of assignments as set forth in Section 7.18 (if any) and the reasonable and orderly transfer of (i) servicing of the Purchased Loans, including the physical transfer of the Loan Files for the Purchased Loans in accordance with Section 7.09 and the transfer of all obligations to service the Purchased Loans to Purchaser and (ii) other information and data as reasonably necessary for Purchaser to service the Purchased Loans, whether on the CML Servicing Systems or another HSBC Servicing System relevant to the servicing of the Purchased Loans and (b) develop and, no later than the Closing Date, agree upon a reasonable list of data fields and the frequency of updating such data fields, which shall be provided on a daily basis (the “Financial Data Plan”). Schedule 7.10 sets forth high level activities and functions to be included in the Conversion Plan and high level activities and functions to be performed in developing the Financial Data Plan. Without limiting the foregoing, such Conversion Plan and such Financial Data Plan shall ensure that neither Sellers nor Sellers’ Affiliates will have to provide any transition services beyond the Servicing Transfer Date. Each of Purchaser and Sellers shall use commercially reasonable efforts to perform their respective tasks as set forth in the Conversion Plan and the Financial Data Plan, and, unless otherwise set forth therein, Purchaser and Sellers shall each bear their own costs and expenses to perform their respective tasks as set forth in the Conversion Plan and the Financial Data Plan. For the avoidance of doubt, the Conversion Plan shall not address the transfer of the London, Kentucky Facility and related assets that are the subject of the London, Kentucky Agreement.

SECTION 7.11. Credit Reporting. As promptly as practicable after the Closing, (a) each Seller shall notify its selected credit reporting agencies of the sale and transfer of the Purchased Loans to Purchaser by updating the credit reporting of each Purchased Loan to reflect “Purchased by another Lender” or words to similar effect, and shall terminate such Seller’s reporting tradelines with respect to the Purchased Loans effective as of the Closing Date, and (b) Purchaser shall establish new reporting tradelines with respect to the Purchased Loans at such time after the Closing Date as Purchaser in its discretion deems necessary or appropriate. After the Closing, Sellers and Purchaser shall each be responsible for updating their respective tradelines relative to the Purchased Loans as appropriate and cooperate with each other in all reasonable requests to update credit reporting, including in making adjustments or changes to, or removals of, tradelines in connection with each other’s credit reporting, and shall reimburse any out of pocket costs and expenses incurred by the other party in performing such services.

SECTION 7.12. Release of Servicing; Collection Agents. Other than in connection with the Interim Servicing Agreement, from and after the Closing, (a) no Seller nor any of its Affiliates shall continue to service any Purchased Loan, and Sellers shall automatically be discharged from all obligations for servicing a Purchased Loan as of the Closing and (b) Purchaser shall be solely responsible for making any and all arrangements relating to the servicing of a Purchased Loan. Purchaser hereby acknowledges and agrees that, effective as of the Closing, Sellers shall terminate any and all Contracts or other arrangements with any Collection Agent engaged by any Seller with respect to a Purchased Loan. From and after the date hereof, Purchaser shall use commercially reasonable efforts to engage one or more Collection Agents to collect, service or recover the outstanding balance owed by a Borrower with respect to all Purchased Loans for which Sellers engaged a Collection Agent immediately prior to Closing. Sellers shall use commercially reasonable efforts to cooperate with Purchaser to enable Purchaser at Closing to engage necessary Collection Agents for the Purchased Loans.

SECTION 7.13. Servicing of Affinity Loans.

(a) Purchaser acknowledges and agrees that, subject to the receipt of the applicable Third Party Consents, from and after the Closing, Purchaser shall assume and be bound by the terms and conditions of (i) the IBT Affinity Program Agreement and (ii) the UP Affinity Program Agreement, and from and after the Servicing Transfer Date, Purchaser shall, and shall cause its Affiliates to, service the Purchased IBT Affinity Loans and the Purchased UP Affinity Loans in compliance with the terms and conditions of the IBT Affinity Program Agreement and the UP Affinity Program Agreement, as applicable.

(b) Without limiting the generality of Section 7.13(a), with respect to the Purchased UP Affinity Loans, from and after the Servicing Transfer Date, Purchaser shall, or shall cause its servicer to:

(i) continue to customize affinity loan program statements using UP Marks (as defined in the UP Affinity Program Agreement) and to answer customer service telephone calls from Borrowers using the affinity loan program name;

(ii) continue to assure that all oral contacts with Borrowers (including customer service and collections) are handled by persons employed in the United States;

(iii) provide customer service during the hours of 8:00 a.m. to 5:00 p.m. CST, Monday through Friday; and

(iv) make commercially reasonable efforts to achieve the Performance Standards (as defined in the UP Affinity Program Agreement) set forth in Exhibit B to the Original Agreement (as defined in the UP Affinity Program Agreement).

(c) Without limiting the generality of Section 7.13(a), with respect to the Purchased IBT Affinity Loans, from and after the Servicing Transfer Date, Purchaser shall, or shall cause its servicer to:

(i) continue to answer customer service telephone calls from Borrowers;

(ii) continue to assure that all oral contacts with Borrowers (including customer service and collections) are handled by persons employed in the United States; and

(iii) provide customer service during the hours of 8:00 a.m. to 5:00 p.m. CST, Monday through Friday.

SECTION 7.14. Servicing of Loans.

(a) Purchaser covenants and agrees that from and after the Servicing Transfer Date it or its servicer shall service each Purchased Loan in accordance with, and Purchaser and its servicer, employees, representatives or assignees shall comply, in all material respects with (i) the Evidences of Debt, as may have been amended by or reflected on the CML Servicing Systems or any Attorney Ledgers maintained with respect to such Purchased Loans and/or as the same may have been amended or modified by Purchaser and (ii) all applicable Laws, except in each case for instances of non-compliance, omissions or inconsistencies (A) of the type and in the quantities in all material respects as set forth in the OPUS Loan File Review Report as extrapolated to the entire portfolio of Loans based on the statistical sampling methodology described in the KPMG Report or (B) of the type that are consistent with such Seller’s customary servicing practices with respect to such Purchased Loan.

(b) Purchaser acknowledges and agrees that certain of the Purchased Loans may be subject to Loss Mitigation.

(c) Purchaser covenants that it, or its servicer, as applicable, shall reasonably cooperate with each Seller and each Interim Servicer with respect to such Seller or Interim Servicer’s reporting or audit obligations and requests arising after the Servicing Transfer Date with respect to any Loss Mitigation or Law. Each Seller covenants that it, or its servicer, as applicable, shall reasonably cooperate with Purchaser or its servicer with respect to Purchaser’s or such servicer’s audit obligations and requests arising after the Servicing Transfer Date with respect to any Law.

(d) From and after the Servicing Transfer Date, Purchaser shall, or shall cause its servicer to, service any Purchased Loan that is subject to Loss Mitigation in accordance with the terms of any such Loss Mitigation and the Applicable Requirements in all material respects. If the applicable Seller or the applicable Interim Servicer has commenced any Loss Mitigation process, and such Loss Mitigation process is ongoing as of the Servicing Transfer Date, Purchaser shall, or shall cause its servicer to, continue such Loss Mitigation process until completion.

(e) From and after the Servicing Transfer Date, Purchaser shall, or shall cause its servicer to:

(i) permit Borrowers under any open-end Purchased PHL Loan to cancel and terminate such open-end Purchased PHL Loan at any time and adequately disclose to Borrowers under any open-end Purchased PHL Loan the procedures required to cancel and terminate such open-end Purchased PHL Loan;

(ii) not charge any borrower a prepayment penalty for prepayment of any Purchased PHL Loan;

(iii) separately identify on each monthly account statement delivered to any Borrower under a Purchased PHL Loan the amount, if any, of monthly credit insurance premium paid by such Borrower in connection with such Purchased PHL Loan;

(iv) allocate all interest short amounts with respect to each Purchased PHL Loan into a deferred interest account; disclose any amount of deferred interest and any interest short as of the date of the last payment on each Borrower’s monthly billing statement for each Purchased PHL Loan; and allocate interest short with respect to each Purchased PHL Loan to the deferred interest account no less often than on a quarterly basis except to the extent that a full payment (or equivalent) must be made in the quarter for the reallocation to occur;

(v) not unilaterally convert Borrowers under the Purchased PHL Loans from bi-weekly payments to semi-monthly payments or otherwise change a Borrower’s payment date under any Purchased PHL Loan without disclosing the new payment date and obtaining such Borrower’s consent; and

(vi) provide payoff information to Borrowers under the Purchased PHL Loans or their authorized representatives on all underlying liens held by Purchaser, within five business days of a Borrower’s written request, or as specifically permitted by state or federal Law; and subject to applicable federal and state Laws, inform Borrowers under the Purchased PHL Loans that requests by mortgage brokers or other agents must be in writing and must include a written authorization from the related Borrower to provide the requested information.

SECTION 7.15. Use of Sellers’ Name. Purchaser covenants and agrees that it shall not: (a) institute or, except as set forth in Section 7.19, continue any enforcement or legal action or proceeding in the name of any Seller or any Interim Servicer or make reference to any Seller or any Interim Servicer in any correspondence to or discussion with any Borrower regarding enforcement or collection of the Purchased Loans except for purposes of identifying a Purchased Loan as originated or previously owned by the applicable Seller; (b) misrepresent, mislead, deceive or otherwise fail to adequately disclose to any Borrower the identity of Purchaser as the owner of the Purchased Loan; or (c) use any Seller’s or any Interim Servicer’s name or hold itself out as an agent or representative of any Seller or any Interim Servicer. Each Seller and each Interim Servicer shall have the right to seek the entry of an order by a court of competent jurisdiction enjoining any violation hereof.

SECTION 7.16. Release of Sellers. Prior to entering into any settlement, whether judicial or non-judicial, with a Borrower that includes a release of Purchaser or its successors or assigns for any claims pertaining to a Purchased Loan, Purchaser shall request a release from such Borrower of the applicable Seller, such Seller’s Affiliates and their respective officers, directors, employees, agents and representatives, and their respective successors and assigns (collectively, the “Seller Released Parties”), for any such claims pertaining to such Purchased Loan. As promptly as practicable after the Closing, Seller Representative and Purchaser shall consult in good faith, and agree upon, the appropriate language to be included in any such release of the Seller Released Parties. Prior to any such settlement, if a Borrower refuses to release any Seller Released Party or requests the payment or credit of any additional amount to obtain such release, Purchaser shall acquire reasonably detailed information as to the basis for such Borrower’s refusal or request, provide Seller Representative with prompt (and in any event, prior to finalization of such settlement) notice of such refusal or request and such Borrower’s basis therefore and shall afford Sellers and their Affiliates the reasonable opportunity to negotiate with the applicable Borrower with respect thereto and to pay for any such requested amount. If Seller Representative chooses to negotiate further with such a Borrower, Seller Representative shall negotiate with the applicable Borrower with respect thereto as promptly as reasonably practicable (but in any event for a period no more than 10 Business Days from Seller Representative’s receipt of such notice, subject to the reasonable cooperation of Purchaser). Seller Representative shall provide Purchaser with reasonable prior notice and the reasonable opportunity to participate in any such communications to or discussions with any Borrower. For the avoidance of doubt, Purchaser shall not be required to pay or credit any Borrower any additional amount solely to obtain such release of the Seller Released Parties, and subject to compliance with the foregoing provisions of this Section 7.16, Purchaser shall be entitled to enter into such settlement after such 10 Business Day period regardless of whether or not Sellers have obtained a release of the Seller Released Parties.

SECTION 7.17. Credit Insurance.

(a) On or prior to the Servicing Transfer Date, Seller Representative shall or shall cause the applicable Interim Servicer or Interim Servicer Representative to, subject to Seller Representative’s, Interim Servicer Representative’s or the applicable Interim Servicer’s receipt of any required consent of the applicable insurer, send any written notice required by Law (which may be included in any “goodbye letter” delivered in accordance with the Interim Servicing Agreement) to all Borrowers under a Purchased Loan for which a Credit Insurance policy is in place of the assignment of Sellers’ rights, title and interest in and to such Credit Insurance policy to Purchaser or its designee, all in accordance with applicable Law. Subject to the receipt of any applicable Credit Insurance Consent, at the Closing, the applicable Seller(s) and Purchaser shall enter into a Credit Insurance Assignment and Assumption Agreement with each insurer with respect to all Credit Insurance policies relating to a Purchased Loan for which such Person is the insurer.

(b) If the Closing occurs prior to the consummation of the transactions contemplated by the Enstar Stock Purchase Agreement, (i) at the Closing, Purchaser shall, and Sellers shall cause HLIC, HIDE and FCNL to, execute and deliver the Pre-Enstar Credit Insurance Administrative Services Agreement and (ii) upon the consummation of the transactions contemplated by the Enstar Stock Purchase Agreement, Purchaser shall enter into a credit insurance administrative services agreement with HLIC, HIDE and FCNL with respect to the Credit Insurance policies relating to the Purchased Loans that is substantially in the form of Exhibit G-2 attached hereto (the “Purchaser Credit Insurance Administrative Services Agreement”).

(c) If the consummation of the transactions contemplated by the Enstar Stock Purchase Agreement occurs prior to the Closing, (i) Purchaser shall enter into the Purchaser Credit Insurance Administrative Services Agreement effective as of the Closing and (ii) Sellers shall deliver at Closing a data tape or other schedule, in each case as of December 31, 2012, identifying the Purchased Loans that are subject to Credit Insurance policies issued by HLIC, HIDE and FCNL.

SECTION 7.18. Assignments of Mortgage. With respect to the Purchased PHL Loans that are not registered on the MERS System and for which MERS is not listed as the record mortgagee or beneficiary on the related Mortgage or assignment thereof, Purchaser shall be responsible for preparing any Assignments of Mortgage from the applicable Seller to Purchaser or to Purchaser’s designee, and for the recording and/or filing of the originals of any such Assignments of Mortgage and any power of attorney as Purchaser deems necessary, proper or appropriate and shall pay all costs, fees and expenses for such recording and/or filing. At the Closing, each Seller shall execute and deliver to Purchaser an original copy of a temporary limited power of attorney in substantially the form set forth in Exhibit I (the “Limited Power of Attorney”) to authorize the recording and/or filing of the Assignments of Mortgage from such

Seller to Purchaser, which shall be at Purchaser’s sole cost and expense. Before executing on behalf of a Seller any Assignment of Mortgage or other document (any such document, a “Filing Document”) pursuant to the Limited Power of Attorney, and prior to recording or filing such Filing Document and such Limited Power of Attorney, Purchaser shall confirm that such Filing Document, such Limited Power of Attorney, if any, and any provisions and information attached to or included in such Filing Document and Limited Power of Attorney are true, correct and complete, and are in proper and customary form and substance (including procedurally proper and appropriate for the jurisdiction in which the applicable Collateral is located or the filing is being made) and shall comply with all Laws of the jurisdiction in which the Collateral is located or the filings are being made, and any such Filing Document attached to the Limited Power of Attorney shall be the original of such document or a true, correct and complete copy of the original of such document; provided, that if the Laws of the jurisdiction in which the Collateral is located require that an original or certified copy of a document be attached to the Filing Document and an original or certified copy of such document is not delivered by a Seller to Purchaser (or its permitted designee in accordance with Section 7.09), then Purchaser shall not be obligated to file such Filing Document and Limited Power of Attorney. When preparing any Assignment of Mortgage or other document pursuant to the Limited Power of Attorney for execution, Purchaser shall add language to indicate that, in executing such document, it is acting under a power of attorney, as attorney-in-fact for the applicable Seller, which language Purchaser represents and warrants to be customary, necessary and sufficient for the jurisdiction in which the related Collateral is located. Notwithstanding the foregoing, at any time after the Closing Date, any Seller may, at such Seller’s sole cost and expense, prepare, record and file any Assignments of Mortgage from such Seller to Purchaser or to Purchaser’s designee (which designee Seller shall ascertain from Purchaser prior to the submission of any such Assignment of Mortgage for filing or recording) for any Mortgages that have not previously been assigned to Purchaser pursuant to this Section 7.18. With respect to the Purchased PHL Loans that are registered on the MERS System, the applicable Seller shall register on the MERS System an assignment of each such Mortgage to Purchaser or its designee in the time period set forth in the Conversion Plan. Any related fees payable to MERS shall be the responsibility of Purchaser.

SECTION 7.19. Litigation. If any of the Purchased Loans are the subject of any Ordinary Course Proceeding, Purchaser shall, at its sole cost and expense, within 30 days after the Closing Date (subject to the delivery by Sellers to Purchaser of reasonably necessary information with respect to each Ordinary Course Proceeding as of the Closing Date), (a) notify the appropriate court officer and all counsel of record with respect to each Purchased Loan that is in bankruptcy of the transfer of the Purchased Loan from the applicable Seller to Purchaser, (b) file pleadings to substitute counsel (unless said counsel has agreed to represent Purchaser in the proceedings at Purchaser’s sole cost and expense) and (c) use commercially reasonable efforts to remove the applicable Seller as a party in such Ordinary Course Proceeding, substitute Purchaser as the real party in interest and change the caption thereof accordingly. Purchaser acknowledges that its failure to comply with the provisions of this Section 7.19 may affect Purchaser’s rights in any such Ordinary Course Proceeding, including a dismissal with prejudice or the running of any statute of limitations if any such Ordinary Course Proceeding is dismissed. Purchaser and Sellers shall cooperate and assist each other, as requested, to ensure an orderly transfer of the responsibilities with respect to the handling of any Purchased Loan that is subject to a Ordinary Course Preceding on the Closing Date.

SECTION 7.20. Right to Repurchase Purchased Loans. From and after the Closing, upon written notice by Seller Representative to Purchaser, the applicable Seller shall have the right, but not the obligation, to repurchase any Purchased Loan (and any related Purchased Assets) by paying to Purchaser the Repurchase Price at such time for such Purchased Loan, if such Seller reasonably determines that there is a pending or threatened or expected to be pending Litigation relating to or otherwise concerning such Purchased Loan or the related Purchased Assets, or the servicing, management or collection of any of the foregoing or the related Borrower, and either (a) such Litigation names any Seller or Interim Servicer, or their respective Affiliates, as a party or otherwise involves the interests of any such Person therein or (b) such Seller otherwise reasonably determines that such Litigation matter cannot be resolved, or that the interests of any Seller or Interim Servicer, or their respective Affiliates, cannot be adequately protected, without a Seller owning such Purchased Loan or the related Purchased Assets. The closing of any such repurchase of a Purchased Loan (and any related Purchased Assets) shall take place on a mutually agreeable date no later than 30 days after receipt by Purchaser of a written notice from Seller Representative setting forth a Seller’s election to exercise its repurchase rights under this Section 7.20, and, upon the closing of such repurchase, Purchaser shall make customary representations and warranties with respect to its ownership and the servicing of the repurchased Purchased Loan from and after the Closing Date (with respect to ownership) or the Servicing Transfer Date (with respect to servicing), as applicable, of a nature substantially similar to the representations and warranties made in this Agreement by the applicable Sellers with respect to its ownership and the servicing of such Purchased Loan. On or promptly following the date of such repurchase, Purchaser shall deliver to such Seller the related Loan File by an overnight courier designated by Seller Representative at such Seller’s expense and shall take any additional action and execute any additional documents or instruments reasonably requested by Seller Representative to transfer the Purchased Loan to such Seller. With respect to each Purchased Loan repurchased by a Seller pursuant to this Section 7.20, from and after the date of such repurchase, Sellers shall have no further obligation or liability to Purchaser or any Purchaser Indemnified Party with respect to such Purchased Loan (or any related Purchased Asset) other than any reasonable costs and expenses actually incurred by Purchaser or any Purchaser Indemnified Party in defending any such Litigation matter from and after the date of repurchase for which Purchaser or such Purchaser Indemnified Party is entitled to be indemnified under Section 9.02.

SECTION 7.21. Financing Statement Authorization. Sellers hereby authorize Purchaser to, at Purchaser’s sole cost and expense, file, on or after the Closing Date, a financing statement or statements and take such further actions as Purchaser may in its reasonable discretion determine is necessary or advisable to evidence the sale to Purchaser of the Purchased Loans and any accounts, general intangibles, documents, instruments (as such terms are defined under the Uniform Commercial Code as in effect in the State of New York), and any proceeds related to any of the foregoing included in the Purchased Assets; provided, that Purchaser shall provide copies of forms of such statements for Seller Representative’s review and comment in advance of filing.

SECTION 7.22. Monthly Data Tape Information. During the period between the date hereof and the Closing Date, within 15 Business Days after the end of each calendar month, Sellers shall provide Purchaser with an updated data tape as of the prior month-end regarding the Loans containing information of the same categories and in the same format as in the Cut-Off Date Data Tape.

SECTION 7.23. Notification of Certain Matters.

(a) During the period prior to the Closing Date, each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

(b) During the period prior to the Closing Date, Seller Representative shall notify Purchaser of (i) any Litigation that is commenced against Sellers which would have been listed in Section 5.05(a) of the Seller Disclosure Schedule, if such Litigation had arisen prior to the date hereof and (ii) any written notice or other written communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement.

SECTION 7.24. Further Action. On and after the Closing Date, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the Ancillary Agreements to which it is a party and to consummate and make effective the transactions contemplated hereby and thereby.

ARTICLE VIII

CONDITIONS TO CLOSING

SECTION 8.01. Conditions to Obligations of the Parties. The obligations of Sellers, on the one hand, and Purchaser, on the other hand, to consummate the Closing are subject to the satisfaction or waiver by Sellers and Purchaser on or prior to the Closing of the following conditions:

(a) No Prohibition; Other Matters. No Governmental Authority shall have commenced any Litigation against any Seller or Purchaser or any of their respective Affiliates to enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements. No Law shall be in effect enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

(b) Injunctions. No court or other Governmental Authority shall have enacted, issued, promulgated, enforced, entered any Law or issued any Governmental Order (and, if an injunction, whether temporary, preliminary or permanent) that is in effect and prevents, restrains, enjoins, makes illegal or otherwise prohibits the consummation of any of the transactions contemplated by this Agreement or makes such consummation illegal.

(c) Governmental Approvals. All Seller Governmental Approvals and all Purchaser Governmental Approvals shall have been made or obtained and shall be in full force and effect.

(d) Required Licenses. All Required Purchaser Licenses relating to ownership of the Purchased Loans and funding of new draws under the PUL Loans shall have been obtained by Purchaser and Springleaf Finance, Inc. (or any of its subsidiaries) and shall be in full force and effect.

SECTION 8.02. Conditions to Obligations of Sellers. The obligations of Sellers to consummate the Closing are subject to the fulfillment or written waiver by Sellers, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. (i) Each of the representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except for such representations and warranties that are made as of a specific date, which shall be true and correct only as of such date), unless the failure of such representations to be so true and correct would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby or perform its obligations hereunder and (ii) the covenants and agreements contained in this Agreement to be complied with or performed by Purchaser on or before the Closing shall have been complied with or performed in all material respects. For purposes of this Section 8.02(a), each representation or warranty in this Agreement shall be interpreted without reference or giving effect to any materiality qualification or limitation set forth in such representation and warranty, including the terms “material,” “materiality,” “in all material respects,” “Material Adverse Effect” (which instead shall be read as any adverse effect), “material adverse change,” “immaterial” or “materially.”

(b) Closing Deliverables. Purchaser shall have delivered the closing deliverables set forth in Section 4.03.

(c) Collection Agents. Purchaser shall have engaged one or more Collection Agents to collect, service or recover the outstanding balance owed by a Borrower with respect to all Purchased Loans for which Sellers engaged a Collection Agent immediately prior to Closing.

SECTION 8.03. Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the Closing are subject to the fulfillment or written waiver by Purchaser, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. (i) Each of the representations and warranties of Sellers set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except for such representations and warranties that are made as of a specific date, which shall be true and correct only as of such date), unless the failure of such representations to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect and (ii) the covenants and agreements contained in this Agreement to be complied with by Sellers on or before the Closing shall have been complied with or performed in all material respects. For purposes of this Section 8.03(a), each representation or warranty in this Agreement shall be interpreted without reference or giving effect to any materiality qualification or limitation set forth in such representation and warranty, including the terms “material,” “materiality,” “in all material respects,” “Material Adverse Effect” (which instead shall be read as any adverse effect), “material adverse change,” “immaterial” or “materially.”

(b) Closing Deliverables. Sellers shall have delivered the closing deliverables set forth in Section 4.02.

ARTICLE IX

INDEMNIFICATION

SECTION 9.01. Survival of Representations and Warranties.

(a) The representations and warranties of Sellers contained in this Agreement shall survive the Closing for a period of 12 months after the Closing Date; provided, that (i) the Seller Fundamental Warranties shall survive the Closing for a period of 24 months after the Closing Date and (ii) the representations and warranties set forth in Section 5.08 (Tax Matters) shall survive until 60 days following the expiration of the applicable statute of limitations (including any extensions thereof). If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by Purchaser to Seller Representative, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved. The covenants and agreements of Sellers contained in this Agreement shall remain in full force and effect in accordance with their terms (or, if no survival period is specified, for a period of five years after the Closing Date, provided, that the covenants and agreements set forth in this Article IX (other than in Sections 9.02(c), 9.02(d) and 9.02(f), which shall survive for a period of five years after the Closing Date) shall survive until the final resolution of all timely indemnification claims hereunder); provided, that no Seller shall have any liability for any breach of or failure to perform any covenant or agreement contained herein that by its terms was to be performed on or prior to the Closing Date unless a written notice in accordance with Section 9.05 or 9.06 regarding such claim is given to Seller Representative not later than the close of business on the first anniversary of the Closing Date.

(b) The representations and warranties of Purchaser contained in this Agreement shall survive the Closing for a period of 12 months after the Closing Date; provided, that the Purchaser Fundamental Warranties shall survive for a period of 24 months after the Closing Date. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by Seller Representative to Purchaser, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved. The covenants and agreements of Purchaser contained in this Agreement shall remain in full force and effect in accordance with their terms (or, if no survival period is specified, for a period of five years after the Closing Date, provided, that the covenants and agreements set forth in this Article IX (other than in Sections 9.03(c), 9.03(d) and 9.03(e), which shall survive for a period of five years after the Closing Date) shall survive until the final resolution of all timely indemnification claims hereunder); provided, that Purchaser shall have no liability for any breach of or failure to perform any covenant or agreement contained herein that by its terms was to be performed on or prior to the Closing Date unless a written notice in accordance with Section 9.05 or 9.06 regarding such claim is given to Purchaser not later than the close of business on the first anniversary of the Closing Date.

SECTION 9.02. Indemnification by Sellers. Subject to the provisions of this Article IX, from and after the Closing, Purchaser and its Affiliates and their respective officers, directors, employees, agents, successors and assigns (each, a “Purchaser Indemnified Party”) shall be indemnified and held harmless by Sellers, severally but not jointly, from and against any and all Losses arising out of or resulting from:

(a) any breach of or any inaccuracy in (i) any Seller Fundamental Warranty and (ii) any other representation or warranty made by a Seller contained in this Agreement;

(b) any breach of or failure to perform any covenant or agreement by a Seller contained in this Agreement (other than Section 7.23);

(c) subject to Section 2.02(c), the Excluded Liabilities;

(d) any adjustment or change to or removal of tradelines for the Purchased Loans by Purchaser that is made pursuant to, and in compliance with, a request by a Seller in accordance with Section 7.11;

(e) all Excluded Taxes; provided, that the indemnification obligation under this Section 9.02(e) shall survive until 60 days following the expiration of the applicable statute of limitations (including any extensions thereof); or

(f) 50% of any Losses suffered or incurred by any Purchaser Indemnified Party arising out of or resulting from the sale of insurance (including rates), handling of claims or other liability arising out of or resulting from sales of insurance or servicing by HLIC, HIDE or FCNL prior to the earlier of the Closing Date or the closing of the Enstar Stock Purchase Agreement, other than Losses arising as a result of Purchaser’s failure to perform its obligations under the Purchaser Credit Insurance Administrative Services Agreement.

SECTION 9.03. Indemnification by Purchaser. Subject to the provisions of this Article IX, from and after the Closing, each Seller and its Affiliates and their respective officers, directors, employees, agents, successors and assigns (each, a “Seller Indemnified Party”) shall be indemnified and held harmless by Purchaser from and against any and all Losses arising out of or resulting from:

(a) any breach of or any inaccuracy in (i) any Purchaser Fundamental Warranty and (ii) any other representation or warranty made by Purchaser contained in this Agreement;

(b) any breach of or failure to perform any covenant or agreement by Purchaser contained in this Agreement (other than Section 7.23);

(c) the Assumed Liabilities;

(d) any use or misuse of the Limited Power of Attorney in any manner or by any Person not expressly authorized hereby;

(e) any adjustment or change to or removal of tradelines for the Purchased Loans by any Seller that is made pursuant to, and in compliance with, a request by Purchaser in accordance with Section 7.11; or

(f) all Purchaser Taxes; provided that the indemnification obligation under this Section 9.03(f) shall survive until 60 days following the expiration of the applicable statute of limitations (including any extensions thereof).

SECTION 9.04. Limits on Indemnification. Notwithstanding anything to the contrary in this Agreement or any right or remedy available under any Law:

(a) The Purchaser Indemnified Parties shall have the right to payment by Sellers under Section 9.02(a)(ii) if and only if, and only to the extent that, the Purchaser Indemnified Parties shall have incurred, as to all claims under Section 9.02(a)(ii), indemnifiable Losses in excess of $5,000,000 (the “Deductible”), in which case the Purchaser Indemnified Parties shall have a right to payment only to the extent of such excess. The limitations set forth in this Section 9.04(a) shall not apply to any Excluded Taxes.

(b) In no event shall the aggregate amount recoverable by the Purchaser Indemnified Parties under or in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby or thereby (i) pursuant to Section 9.02(a)(ii), Section 9.02(b) (with respect to pre-Closing covenants only), Section 9.02(c) and Section 9.02(f) exceed an amount equal to $20,000,000 (the “Cap”), (ii) pursuant to Section 9.02(a)(i) exceed an amount equal to the Purchase Price or (iii) pursuant to Section 9.02(b) (with respect to post-Closing covenants only) and Section 9.02(d) exceed 8% of the Purchase Price for claims described in notices delivered in accordance with Section 9.05 or 9.06 by Purchaser Indemnified Parties prior to the date that is 30 months after the Closing or 2% of the Purchase Price for claims described in notices delivered in accordance with Section 9.05 or 9.06 by Purchaser Indemnified Parties thereafter. For purposes of the foregoing clause (iii), any amounts paid by Sellers in respect of claims made by Purchaser Indemnified Parties prior to the date that is 30 months after the Closing Date shall not reduce Sellers’ liability with respect to similar claims made thereafter. The limitations set forth in this Section 9.04(b) shall not apply to any Excluded Taxes.

(c) The Seller Indemnified Parties shall have the right to payment by Purchaser under Section 9.03(a)(ii) if and only if, and only to the extent that, the Seller Indemnified Parties shall have incurred, as to all such claims under Section 9.03(a)(ii), indemnifiable Losses in excess of the Deductible, in which case the Seller Indemnified Parties shall have a right to payment only to the extent of such excess. The limitations set forth in this Section 9.04(c) shall not apply to any Purchaser Taxes.

(d) In no event shall the aggregate amount recoverable by the Seller Indemnified Parties under or in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby or thereby (i) pursuant to Section 9.03(a)(ii), Section 9.03(b) (with respect to pre-Closing covenants only) and Section 9.03(c) exceed an amount equal to the Cap, (ii) pursuant to Section 9.03(a)(i) exceed an amount equal to the Purchase Price or (iii) pursuant to Section 9.03(b) (with respect to post-Closing covenants only),

Section 9.03(d) and Section 9.03(e) exceed 8% of the Purchase Price for claims described in notices delivered in accordance with Section 9.05 or 9.06 by Seller Indemnified Parties prior to the date that is 30 months after the Closing or 2% of the Purchase Price for claims described in notices delivered in accordance with Section 9.05 or 9.06 by Seller Indemnified Parties thereafter. For purposes of the foregoing clause (iii), any amounts paid by Purchaser in respect of claims made by Seller Indemnified Parties prior to the date that is 30 months after the Closing Date shall not reduce Purchaser’s liability with respect to similar claims made thereafter. The limitations set forth in this Section 9.04(d) shall not apply to any Purchaser Taxes.

(e) No Seller nor any of their respective Affiliates shall have any liability under or otherwise in connection with this Agreement or the transactions contemplated hereby for any Loss (i) to the extent arising as a result of any action taken or omitted to be taken by Purchaser or any of its Affiliates, (ii) to the extent arising from or relating to any matter reasonably accurately disclosed in any Disclosure Schedule or (iii) to the extent arising from a change in Law that becomes effective on or after the Closing Date.

SECTION 9.05. Direct Claims. As promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement not involving a Third Party Claim but in no event more than 20 Business Days after first becoming aware of such claim, such Indemnified Party shall notify the Indemnifying Party in writing of such claim, including the facts alleged to constitute the basis for such claim (taking into account the information then available to the Indemnified Party), the amount or the estimated amount of damages sought thereunder to the extent then reasonably ascertainable (which estimate shall not be conclusive of the final amount of such claim), any other remedy sought thereunder and, to the extent practicable, any other material details pertaining thereto; provided, that the failure to timely give such notice shall not affect the rights of an Indemnified Party hereunder unless such failure has materially prejudiced the defenses or other rights available to the Indemnifying Party with respect to such claim, and then only to the extent of such prejudice.

SECTION 9.06. Third Party Claims.

(a) In the event that any written claim or demand for which an Indemnifying Party may have liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than 10 Business Days following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then reasonably ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, that the failure to timely give a Claim Notice shall not affect the rights of an Indemnified Party hereunder unless such failure has materially prejudiced the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim. The Indemnifying Party shall have 20 days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that the Indemnifying Party desires to defend the Indemnified Party against such Third Party Claim.

(b) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim in accordance with Section 9.06(a), the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense at its expense, subject to the limitations set forth in this Section 9.06(b). Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnifying Party shall thereafter consult with the Indemnified Party upon the Indemnified Party’s reasonable request for such consultation from time to time, and the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing at its expense. If the Indemnified Party elects to participate in any such defense and to employ separate counsel, the Indemnifying Party shall be responsible for all reasonable costs and expenses actually incurred by the Indemnified Party in defending any such Third Party Claim (including reasonable legal fees of the Indemnified Party’s separate counsel) but only if (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential conflict of interests or (ii) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to diligently pursue a Third Party Claim it has assumed, as provided in the first sentence of Section 9.06(c). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim unless (A) such settlement or judgment involves monetary damages only, all of which will be paid (subject to the limitations of this Article IX) by the Indemnifying Party and there is no admission of fault or culpability on behalf of any Indemnified Party and (B) a term of the settlement or judgment is that the Person or Persons asserting such Third Party Claim unconditionally and irrevocably release all Indemnified Parties from all liability with respect to such Third Party Claim; otherwise, the consent of the Indemnified Party shall be required in order to enter into any settlement of, or consent to the entry of a judgment with respect to, any Third Party Claim.

(c) If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, or (ii) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend diligently such Third Party Claim within 10 days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; provided, that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. The Indemnified Party shall not settle a Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

(d) The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by providing access to each other’s relevant business records and other documents and employees, subject to Section 7.03; provided, that the costs and expenses of the Indemnified Party relating thereto shall be considered as indemnifiable Losses.

(e) The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law) and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work product privileges.

SECTION 9.07. Seller Representative. With respect to any claim for indemnification by a Purchaser Indemnified Party pursuant to Section 9.02 and any claim for indemnification by a Seller Indemnified Party pursuant to Section 9.03, Seller Representative shall act on behalf of all Sellers for purposes of Sections 9.05 and 9.06.

SECTION 9.08. Tax Treatment. Sellers and Purchaser agree that all payments made by any of them to or for the benefit of the other under this Article IX shall be treated as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the Laws of a particular relevant jurisdiction provide otherwise.

SECTION 9.09. Mitigation; Net Losses and Subrogation.

(a) In the event of any claim, liability or Loss that may give rise to an indemnification obligation hereunder, the Indemnified Party shall, and shall cause its Affiliates to, use its commercially reasonable efforts to mitigate the consequences of such claim, liability or Loss, in each case to the same extent as it would if such claim, liability or loss were not subject to indemnification pursuant to this Article IX, including (i) cooperating with the Indemnifying Party, if so requested by the Indemnifying Party and (ii) all such reasonable measures that are required to prevent any contingent liability from becoming an actual liability.

(b) Notwithstanding anything to the contrary in this Agreement, the amount of any Losses incurred or suffered by any Indemnified Party shall be calculated after giving effect to (i) any insurance proceeds actually received by the Indemnified Party (or any of its Affiliates) with respect to such Losses, (ii) any Tax benefit realized or Tax detriment incurred by the Indemnified Party (or any of its Affiliates) arising from the facts or circumstances giving rise to such Losses or by the Indemnified Party (or any of its Affiliates) from any indemnification payment with respect to such Losses and (iii) any recoveries actually obtained by the Indemnified Party (or any of its Affiliates) from any other third party. If any such proceeds, benefits or recoveries are actually received by an Indemnified Party (or any of its Affiliates) with respect to any Losses after the Indemnifying Party has made a payment to the Indemnified Party with respect thereto, the Indemnified Party (or such Affiliate) shall promptly pay to the Indemnifying Party the amount of such proceeds, benefits or recoveries up to the amount of the Indemnifying Party’s payment (after deducting therefrom the amount of the expenses incurred by such Indemnified Party in procuring such proceeds or recovery).

(c) Upon making any payment to an Indemnified Party in respect of any Losses, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights of the Indemnified Party (and its Affiliates) against any third party in respect of the Losses to which such payment relates. Such Indemnified Party (and its Affiliates) and Indemnifying Party shall execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

SECTION 9.10. Knowledge.

(a) Notwithstanding anything contained herein to the contrary, for purposes of Article IX: (i) with respect to any representation or warranty made by Sellers in this Agreement as of the date hereof, Purchaser shall be deemed to only have knowledge of facts related to a particular matter to the extent disclosed in (1) with respect to the Seller Fundamental Warranties and the other representations and warranties set forth Article V, the Seller Disclosure Schedules as of the date hereof, the Q&A Log as of the date hereof or the other documents set forth on Schedule 9.10 as of the date hereof, (2) with respect to the representations and warranties made in Sections 5.04, 5.05, 5.06 and 5.08, the Signing Data Room (excluding the Loan File Folder), and (3) with respect to the representations and warranties made in Sections 5.07(b) through 5.07(j), the Signing Data Room (including the Loan Files, but only with respect to each Purchased Loan for which the applicable Loan File is contained in the Loan File Folder); (ii) with respect to any matter arising after the date hereof, (A) to the extent such matter is disclosed on any supplement or amendment to the Seller Disclosure Schedules delivered in accordance with Section 11.13 (to the extent such matter has not resulted from a breach by Sellers of any covenant contained herein), Purchaser shall be deemed to only have knowledge of facts related to such matter to the extent disclosed in (1) with respect to the Seller Fundamental Warranties and the other representations and warranties set forth Article V, the Seller Disclosure Schedules as of the date hereof, the Q&A Log as of the date hereof, the other documents set forth on Schedule 9.10 as of the date hereof, such supplement or amendment or the Q&A Log as of the Closing Date, (2) with respect to the representations and warranties made in Sections 5.04, 5.05, 5.06 and 5.08, the Closing Data Room (excluding the Loan File Folder), and (3) with respect to the representations and warranties made in Sections 5.07(b) through 5.07(j), the Closing Data Room (including the Loan Files, but only with respect to each Purchased Loan for which the applicable Loan File is contained in the Loan File Folder), (B) to the extent such matter is not disclosed on any supplement or amendment to the Seller Disclosure Schedules pursuant to Section 11.13 or if disclosed, to the extent such matter has resulted from the breach by Sellers of any covenant contained herein, Purchaser shall be deemed not to have knowledge of any facts related to such matter, regardless of whether or not such facts were disclosed in the Closing Data Room after the date hereof, the Q&A Log during the period after the date hereof and prior to Closing or otherwise during the period after the date hereof and prior to the Closing; and (iii) with respect to any amendment or supplement to the Seller Disclosure Schedules for matters arising prior to the date hereof and not disclosed in the Seller Disclosure Schedules as of the date hereof, the Signing Data Room, the Q&A Log as of the date hereof or in the other documents set forth on Schedule 9.10 as of the date hereof, Purchaser shall be deemed not to have knowledge of any facts related to such matter.

(b) Notwithstanding anything contained herein to the contrary, for purposes of Article IX: (i) with respect to any representation or warranty made by Purchaser in this Agreement as of the date hereof, Sellers shall be deemed to only have knowledge of facts related to a particular matter to the extent disclosed in the Purchaser Disclosure Schedules as of the date hereof; (ii) with respect to any matter arising after the date hereof, (A) to the extent such matter is disclosed on any supplement or amendment to the Purchaser Disclosure Schedules delivered in accordance with Section 11.13 (to the extent such matter has not resulted from the breach by Purchaser of any covenant contained herein), Sellers shall be deemed to only have knowledge of all facts related to such matter to the extent disclosed in such supplement or amendment or the Purchaser Disclosure Schedule as of the date hereof and (B) to the extent such matter is not disclosed on any supplement or amendment to the Purchaser Disclosure Schedules pursuant to Section 11.13 or if disclosed, to the extent such matter has resulted from the breach by Purchaser of any covenant contained herein, Sellers shall be deemed not to have knowledge of any facts related to such matter, regardless of whether or not such facts were otherwise disclosed during the period after the date hereof and prior to the Closing; and (iii) with respect to any amendment or supplement to the Purchaser Disclosure Schedules for matters arising prior to the date hereof and not disclosed in the Purchaser Disclosure Schedules as of the date hereof, Sellers shall be deemed not to have knowledge of any facts related to such matter.

SECTION 9.11. Exclusive Remedy. Subject to Section 11.12 and except in the case of intentional fraud or as otherwise provided in Section 3.03, (i) from and after the Closing, the sole and exclusive liability and responsibility of the parties and their respective Affiliates, officers, directors, employees, agents, successors and assigns under or in connection with this Agreement or the Ancillary Agreements (other than the Interim Servicing Agreement) or the transactions contemplated hereby or thereby, and the sole and exclusive remedy of the Indemnified Parties with respect to any of the foregoing, shall be as set forth in this Article IX and (ii) to the extent that any Indemnified Party has any Losses for which it may assert any other right to indemnification, contribution or recovery in connection with this Agreement (whether under this Agreement or under any common law or any statute or otherwise), (a) each Seller hereby waives, releases and agrees not to assert such right, and each Seller agrees to cause each other Seller Indemnified Party to waive, release and agree not to assert such right and (b) Purchaser hereby waives, releases and agrees not to assert such right, and Purchaser agrees to cause each other Purchaser Indemnified Party to waive, release and agree not to assert such right, in each case regardless of the theory upon which any claim may be based, whether contract, equity, tort, fraud, warranty, strict liability or any other theory of liability.

ARTICLE X

TERMINATION

SECTION 10.01. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller Representative and Purchaser;

(b) by either Seller Representative or Purchaser if the Closing shall not have occurred by July 1, 2013 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c) by either Seller Representative or Purchaser in the event that any court or other tribunal of competent jurisdiction shall have entered an injunction permanently restraining, enjoining or otherwise prohibiting the consummation of transactions contemplated by this Agreement and such injunction shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 10.01(c) shall have complied with its obligations under Section 7.05;

(d) by Seller Representative, by written notice to Purchaser, if there shall have been a material breach of any covenant, obligation, representation or warranty of Purchaser contained in this Agreement that would prevent the satisfaction of any condition to the obligations of Sellers at the Closing and shall not have been remedied within 20 days after receipt by Purchaser of a notice in writing from Seller Representative specifying the breach and requesting such breach be remedied; provided, that Seller Representative shall not have the right to terminate this Agreement under this Section 10.01(d) if any Seller is then in material breach of this Agreement; or

(e) by Purchaser, by written notice to Seller Representative, if there shall have been a breach of any covenant, obligation, representation or warranty of a Seller contained in this Agreement that would prevent the satisfaction of any condition to the obligations of Purchaser at the Closing and such breach shall not have been remedied within 20 days after receipt by Seller Representative of a notice in writing from Purchaser specifying the breach and requesting such breach be remedied; provided, that Purchaser shall not have the right to terminate this Agreement under this Section 10.01(e) if Purchaser is then in material breach of this Agreement.

SECTION 10.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 10.01, the provisions of this Agreement shall immediately become void and of no further force and effect, other than this Section 10.02 and Article XI which shall survive the termination of this Agreement, and except that no such termination shall relieve any party from any liability for any intentional breach of this Agreement, including the representations, warranties, covenants and agreements herein, prior to the time of termination.

ARTICLE XI

GENERAL PROVISIONS

SECTION 11.01. Expenses. Except as otherwise specified in this Agreement or the Ancillary Agreements, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated by this Agreement and the Ancillary Agreements shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 11.02. Notices. All notices, requests, claims, demands and other communications required or permitted to be given hereunder shall be in writing in English and shall be delivered by hand, by internationally recognized courier, by facsimile transmission (receipt confirmed) or by e-mail (receipt confirmed) to the relevant address, facsimile number or e-mail address set forth below (or at such other address, facsimile number or e-mail address as the party shall furnish to the other party in accordance with this Section 11.02). A notice shall be deemed effective hereunder upon receipt and shall be deemed to have been received at the time of delivery; provided, that where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day. For purposes of this clause, “Working Hours” means 9:00 A.M. to 5:00 P.M. in the physical address location of the addressee on a Business Day.

(a)	If to any Seller or Seller Representative:

HSBC Finance Corporation
26525 North Riverwoods Boulevard
Mettawa, Illinois 60045
Facsimile: 847-793-3187
Attention: Julie A. Davenport, Executive Vice President and General Counsel E-mail: julie.a.davenport@us.hsbc.com with a copy to (which shall not constitute notice):

HSBC Finance Corporation
26525 North Riverwoods Boulevard
Mettawa, Illinois 60045
Facsimile: 847-383-3330
Attention: Patrick J. Burke, Chief Executive Officer E-mail: patrick.j.burke@us.hsbc.com

and

Mayer Brown LLP
71 S. Wacker Drive
Chicago, IL 60606
Facsimile: (312) 701-7711
Attention: Elizabeth A. Raymond E-mail: eraymond@mayerbrown.com

(b)	If to Purchaser:

Springleaf Financial Services
601 N.W. Second Street
Evansville, IN 47708

Facsimile: (812) 468-5042

Attention: John Anderson, Head of Capital Markets

E-mail: john.anderson@slfs.com

Springleaf General Services Corp.

601 N.W. Second Street

Evansville, IN 47708

Facsimile: (812) 468-5396

Attention: Scott D. McKinlay, Senior Vice President and General Counsel
E-mail: scott.mckinlay@slfs.com

and

Newcastle Investment Corp. c/o Fortress Investment Group
1345 Avenue of the Americas
New York, New York 10105
Facsimile: (212) 798-6060
Attention: Brian Sigman, Chief Financial Officer
Email: Bsigman@fortress.com and

Newcastle Investment Corp c/o Fortress Investment Group
1345 Avenue of the Americas
New York, New York 10105
Facsimile: (212)798-6060
Attention: Jay Strauss
Email: jstrauss@fortress.com with a copy to (which shall not constitute notice):

Sidley Austin LLP
One South Dearborn
Chicago, IL 60603
Facsimile: (312) 853-7036
Attention: Tracey A. Nicastro
Email: tnicastro@sidley.com

SECTION 11.03. Public Announcements; Confidentiality. None of the parties hereto, nor their respective Related Persons, shall make, or cause to be made, any press release or public announcement in respect of this Agreement, any of the Ancillary Agreements, or the transactions contemplated hereby or thereby or otherwise communicate with any news media in respect thereof without the prior written consent of the other parties, and the parties hereto shall cooperate as to the form, timing and contents of any such press release, public announcement or communication. Each of Sellers and Purchaser agrees to hold confidential the terms and provisions of this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby. Notwithstanding the foregoing, nothing in this Section 11.03 shall prevent any party or its Related Persons from (a) making any public announcement or disclosure required by Law or the rules and regulations of any applicable Governmental Authority or stock exchange, in which case such party shall advise the other parties and discuss the contents of such disclosure before making such announcement or disclosure, (b) discussing this Agreement, any Ancillary Agreement or the transactions contemplated hereby and thereby with those Persons whose Consent is required for the consummation of such particular transaction or transactions and (c) enforcing its rights under this Agreement or any Ancillary Agreement.

SECTION 11.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 11.05. Entire Agreement. This Agreement, the Ancillary Agreements and, subject to Section 7.03(c), the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between Sellers and Purchaser with respect to the subject matter hereof and thereof.

SECTION 11.06. Assignment. This Agreement may not be assigned by operation of Law or otherwise without the express written consent of Seller Representative and Purchaser (which consent may be granted or withheld in the sole discretion of Seller Representative or Purchaser, as applicable), and any such assignment or attempted assignment without such consent shall be void; provided, that any party may assign this Agreement or any of its rights and obligations hereunder (in whole or in part) to one or more Affiliates of such party (including, in the case of Purchaser, one or more trusts for which Purchaser or its Affiliates are the sole beneficiaries) without the consent of the other parties; and provided, further, that no such assignment shall relieve the assignor of any of its obligations hereunder.

SECTION 11.07. Amendment. This Agreement may only be amended or modified by an instrument in writing signed by, or on behalf of, Seller Representative (on behalf of the Sellers and Guarantor) and Purchaser.

SECTION 11.08. Waiver. Any party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the covenants or agreements of the other parties or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

SECTION 11.09. No Third-Party Beneficiaries. Except for the provisions of Article IX relating to the Indemnified Parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 11.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to Contracts executed in and to be performed in that state. All Litigation arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan, New York City, New York; provided, that, if such federal court does not have jurisdiction over any such Litigation, such Litigation shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan, New York City, New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in New York City, New York for the purpose of any Litigation arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Litigation, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

SECTION 11.11. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation, directly or indirectly, arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto hereby (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.11.

SECTION 11.12. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court sitting in the Borough of Manhattan, New York City, New York (if such federal court does not have jurisdiction over any such Litigation, such Litigation shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan, New York City, New York), this being in addition to any other remedy to which such party is entitled at law or in equity. The parties further agree to waive any requirement for the securing or posting of any bond in connection with obtaining any such injunctive relief.

SECTION 11.13. Disclosure Schedules.

(a) Any information disclosed pursuant to any section of any Disclosure Schedule hereto shall be deemed to be disclosed for purposes of any other section of such Disclosure Schedule to which such disclosure is relevant, to the extent that it is readily apparent on its face without further inquiry that such disclosure is relevant to such other section. Neither the specification of any payment amount or any item or matter in any provision of this Agreement nor the inclusion of any specific item or matter in any Disclosure Schedule is intended to imply that such amount, or higher or lower amounts, or the item or matter so specified or included, or other items or matters, are or are not material, and no party hereto shall use the fact of the specification of any such amount or the specification or inclusion of any such item or matter in any dispute or controversy between the parties hereto as to whether any item or matter not specified herein or included in any Schedule is or is not material for purposes of this Agreement. Neither the specification of any item or matter in any provision of this Agreement nor the inclusion of any specific item or matter in any Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party hereto shall use the fact of the specification or the inclusion of any such item or matter in any dispute or controversy between the parties hereto as to whether any item or matter not specified herein or included in any Disclosure Schedule is or is not in the ordinary course of business for purposes of this Agreement.

(b) Sellers or Purchaser may, from time to time up to three Business Days prior to Closing, by written notice in accordance with the terms of this Agreement, supplement or amend any Disclosure Schedule including one or more supplements or amendments to correct any matter that, if not corrected, would constitute a breach of or inaccuracy in any representation or warranty contained herein or with respect to any matter which, if known, existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered inaccurate by an event, condition, fact or circumstance occurring after the date of this Agreement. Each party shall promptly notify the other in writing of the supplement or amendment of any Disclosure Schedule. No such supplemental or amended Disclosure Schedule shall be deemed to cure any breach for purposes of Section 8.02(a) or Section 8.03(a), as applicable. If, however, the Closing occurs: (i) any such supplement and amendment to the extent it relates to (A) any matter arising prior to the date hereof that was disclosed in (1) with respect to the Seller Fundamental Warranties and the other representations and warranties set forth Article V, the Disclosure Schedules as of the date hereof, the Q&A Log as of the date hereof or in the other documents set forth on Schedule 9.10 as of the date hereof, (2) with respect to the representations and warranties made in Sections 5.04, 5.05, 5.06 and 5.08, the Signing Data Room (excluding the Loan File Folder), and (3) with respect to the representations and warranties made in Sections 5.07(b) through 5.07(j), the Signing Data Room (including the Loan Files but only with respect to each Purchased Loan for which the applicable Loan File is contained in the Loan File Folder) or (B) any matter arising after the date hereof (to the extent such matter has not resulted from any breach of any covenant contained herein) shall, in each case, be effective to cure and correct for all purposes any breach of or inaccuracy in any representation or warranty that would have existed if the applicable Seller or Purchaser, as applicable, had not made such supplement or amendment, and all references to any Disclosure Schedule hereto that is so supplemented or amended as provided in this Section 11.13 shall for all purposes after the Closing be deemed to be a reference to such Disclosure Schedule as so supplemented or amended with respect to such matters; and (ii) any such supplement and amendment to the extent it relates to (A) any matter arising prior to the date hereof that was not disclosed in the Disclosure Schedules as of the date hereof, the Signing Data Room, the Q&A

Log as of the date hereof or in the other documents set forth on Schedule 9.10 or (B) any matter arising after the date hereof to the extent that such matter is the result of any breach by Sellers or Purchaser, as applicable, of any covenant contained herein shall, in each case, not be effective to cure and correct any breach of or inaccuracy in any representation or warranty made as of the date of this Agreement, and all references to any Disclosure Schedule hereto that is so supplemented or amended as provided in this Section 11.13 shall for all purposes after the Closing be deemed to be a reference to such Disclosure Schedule without taking into account such supplement or amendment with respect to such matters. Any notice provided by or on behalf of a Seller pursuant to Section 7.23 shall be deemed to be such a supplement and amendment to the Disclosure Schedules.

SECTION 11.14. Joint Drafting. Each of Sellers and Purchaser has cooperated and participated equally in the drafting of this Agreement and the Ancillary Agreements. In the event any construction of this Agreement or the Ancillary Agreements is required, each of Sellers and Purchaser shall be deemed to have been mutually prepared by Sellers and Purchaser and shall not be construed against any of them solely by reason of authorship.

SECTION 11.15. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 11.16. Bulk Sales. Purchaser hereby waives compliance by Sellers with the provisions of the laws of any jurisdiction relating to a bulk sale or transfer of assets that may be applicable to the transfer of the Purchased Assets. For the avoidance of doubt, and notwithstanding any other provision in this Agreement, the indemnification provided by Sellers in Section 9.02(e) shall apply to any Taxes that are the subject of the bulk sale provisions of any jurisdiction that may be applicable to the transfer of the Purchased Assets.

SECTION 11.17. Reproduction of Documents. Subject to the Confidentiality Agreement and the confidentiality provisions in Section 7.03, this Agreement and any portion hereof or any and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any party at the Closing and (c) financial statements, certificates and other information previously or hereafter furnished may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

SECTION 11.18. Seller Representative.

(a) Appointment. Each Seller hereby irrevocably authorizes and appoints HSBC Finance Corporation as its true and lawful attorney and representative (in such capacity, “Seller Representative”) with full power and authority to take any and all actions and execute any and all documents specified in this Agreement or any Ancillary Agreement as being within the authority of Seller Representative. HSBC Finance Corporation hereby accepts its appointment as Seller Representative and agrees to perform all of the duties of Seller Representative hereunder. All payments made to Seller Representative under this Agreement or any Ancillary Agreement shall be for the benefit of Sellers and shall be paid by Seller Representative to the applicable Sellers promptly after receipt of such payment by Seller Representative.

(b) Authority and Duties. Each Seller, by its execution of this Agreement, hereby authorizes and instructs Seller Representative and constitutes Seller Representative as agent for and on behalf of such Seller (i) to give and receive any and all notices required to be given under this Agreement to or by Seller Representative, (ii) to take any and all action in connection with the defense, payment or settlement of any claims to indemnify, hold harmless or reimburse any Purchaser Indemnified Parties pursuant to Article IX, (iii) to take any and all additional action as is contemplated to be taken by Seller Representative by the terms of this Agreement and (iv) to take any and all actions reasonably necessary or appropriate in the judgment of Seller Representative for the accomplishment of any of the foregoing. Any decision or action by Seller Representative hereunder shall constitute a decision or action of all Sellers and shall be final, binding and conclusive upon each Seller.

(c) Reliance. Each Purchaser Indemnified Party shall be entitled to conclusively rely on (i) Seller Representative as the sole representative of Sellers with respect to the duties set forth in Section 11.18(b) and (ii) any decision or act of Seller Representative required, permitted or contemplated to be taken by Seller Representative hereunder. Purchaser shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document provided to it by or on behalf of Seller Representative and reasonably believed by Purchaser to be genuine and to have been signed and presented by the proper Person or Persons.

SECTION 11.19. Guaranty.

(a) Subject to Section 11.19(c), Guarantor hereby irrevocably, absolutely and unconditionally guarantees to Purchaser (the “Guaranty”) the prompt and punctual payment of all amounts that may become due and payable by Sellers hereunder from and after the Closing (including pursuant to Article IX) when and as the same shall become due and payable in accordance with the terms hereof (collectively, the “Guaranteed Obligations”). Guarantor acknowledges and agrees that, with respect to all Guaranteed Obligations, such guaranty constitutes a guaranty of payment and not of collection or performance and shall not be conditioned or contingent upon the pursuit by Purchaser of any remedies that it now has or may hereafter have against Sellers, whether at law, in equity or otherwise, and shall not be subject to any counterclaim, setoff, deduction, diminution, abatement, recoupment, suspension, deferment, reduction or defense (other than full and strict compliance by Guarantor with its obligations hereunder) based upon any claim that Guarantor or any other Person have against any Seller or any other Person. No failure on the part of any party to exercise or delay in exercising any right hereunder shall operate as a waiver of any of, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of, any other right. Guarantor hereby waives, to the extent permitted by applicable Law, acceptance, presentment, demand, protest and any notice in respect of the Guaranty not provided for herein.

(b) Subject to Section 11.19(c), the obligations of Guarantor under the Guaranty shall, to the extent permitted by applicable Law, be absolute and unconditional irrespective of:

(i) the illegality, validity or genuineness of this Agreement with respect to any Seller;

(ii) the enforceability of any portion of this Section 11.19 against Guarantor, Sellers;

(iii) any release or discharge of any obligation of any Seller under this Agreement resulting from any change in the corporate existence, structure or ownership of any Seller, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Seller or any of their respective assets; or

(iv) any amendment or modification of this Agreement or change in the manner, place or terms of payment, or any change or extension of the time of payment of, renewal or alteration of any Guaranteed Obligation.

(c) The Guaranty shall remain in full force and effect until the earlier of (i) the payment in full of the Guaranteed Obligations and (ii) December 31, 2022 and shall (A) be binding upon Guarantor, its successors and assigns and (B) inure to the benefit of and be enforceable by (1) any permitted successors of Purchaser or any Purchaser Indemnified Party, or any permitted transferee of all or substantially all of the assets of any of them, and (2) any permitted successors, heirs, executors or beneficiaries of any of Purchaser or any Purchaser Indemnified Party. Guarantor will not enforce any rights of subrogation, contribution or indemnification that it has against any Seller until such Seller and Guarantor have fully performed all their obligations hereunder. If at any time any payment made pursuant to this Guaranty is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Seller or otherwise, Guarantor’s obligations hereunder with respect to such payment shall be reinstated at such time as though the payment had not been made.

(d) Guarantor has all requisite power and authority necessary to execute and deliver, and to perform its obligations under, this Agreement and to consummate the transactions contemplated hereby; and the execution, delivery and performance by Guarantor of this Agreement have been duly authorized by all requisite corporate action on the part of Guarantor. This Agreement has been duly executed and delivered by Guarantor and constitutes a legal, valid and binding obligation of Guarantor, enforceable against Guarantor or in accordance with its terms. Neither the execution, delivery and performance by Guarantor of this Agreement, nor the consummation of the transactions contemplated hereby, or the compliance with the terms, conditions and provisions hereof, will conflict with or violate any organizational document of Guarantor.

[Remainder of the page intentionally left blank]

IN WITNESS WHEREOF, Sellers, Seller Representative, Guarantor and Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HSBC SELLERS: EACH OF THE ENTITIES LISTED ON SCHEDULE 1.01(A) ATTACHED HERETO AND MADE A PART HEREOF

By:	/s/ Donald J. Scarcello
Name:	Donald J. Scarcello
Title:	Vice President

HSBC SELLER IDENTIFIED AS HSBC RETAIL SERVICES INC. ON SCHEDULE 1.01(A) ATTACHED HERETO AND MADE A PART HEREOF

By:	/s/ Donald J. Scarcello
Name:	Donald J. Scarcello
Title:	Senior Vice President

HSBC FINANCE CORPORATION, solely in its capacity as Seller Representative

By:	/s/ Patrick J. Burke
Name:	Patrick J. Burke
Title:	Chief Executive Officer

HSBC FINANCE CORPORATION, solely in respect of its obligations under Section 11.19

By:	/s/ Patrick J. Burke
Name:	Patrick J. Burke
Title:	Chief Executive Officer

Signature Page to Purchase Agreement

SPRINGCASTLE ACQUISITION LLC

By:	/s/ John Anderson
Name:	John Anderson
Title:	Authorized Signatory

Signature Page to Purchase Agreement

Schedule 1.01(a)

Sellers

Beneficial Connecticut Inc., a Delaware corporation

Beneficial Consumer Discount Company, a Pennsylvania corporation

Beneficial Credit Services Inc., a Delaware corporation

Beneficial Credit Services of Mississippi Inc., a Delaware corporation

Beneficial Credit Services of South Carolina Inc., a Delaware corporation

Beneficial Financial I Inc., a California corporation, on behalf of itself and as successor by merger to the following:

Beneficial Alabama Inc.	Beneficial Arizona Inc.
Beneficial California Inc.	Beneficial Colorado Inc.
Beneficial Delaware Inc.	Beneficial Discount Co. of Virginia
Beneficial Finance Co. of West Virginia	Beneficial Finance Services, Inc.
Beneficial Georgia Inc.	Beneficial Hawaii Inc.
Beneficial Idaho Inc.	Beneficial Illinois Inc.
Beneficial Indiana Inc.	Beneficial Iowa Inc.
Beneficial Kansas Inc.	Beneficial Loan Corporation of Kentucky
Beneficial Management Corporation	Beneficial Management Institute, Inc.
Beneficial Maryland Inc.	Beneficial Mississippi Inc.
Beneficial Missouri, Inc.	Beneficial Montana Inc.
Beneficial Nebraska Inc.	Beneficial Nevada Inc.
Beneficial New Jersey Inc.	Beneficial New Mexico Inc.
Beneficial North Carolina Inc.	Beneficial Ohio Inc.
Beneficial Oklahoma Inc.	Beneficial South Carolina Inc.
Beneficial Texas Inc.	Beneficial Utah Inc.
Beneficial Vermont Inc.	Beneficial Virginia Inc.
Beneficial Washington Inc.	Beneficial Wisconsin Inc.
Beneficial Mortgage Co. of Arizona	Beneficial Mortgage Co. of Colorado
Beneficial Mortgage Co. of Connecticut	Beneficial Mortgage Co. of Georgia
Beneficial Mortgage Co. of Idaho	Beneficial Mortgage Co. of Indiana
Beneficial Mortgage Co. of Kansas, Inc.	Beneficial Mortgage Co. of Massachusetts
Beneficial Mortgage Co. of Maryland	Beneficial Mortgage Co. of Missouri, Inc.
Beneficial Mortgage Co. of Mississippi	Beneficial Mortgage Co. of North Carolina
Beneficial Mortgage Co. of Nevada	Beneficial Mortgage Co. of Oklahoma
Beneficial Mortgage Co. of South Carolina	Beneficial Mortgage Co. of Texas
Beneficial Mortgage Co. of Utah	Beneficial Mortgage Co. of Virginia

Beneficial Florida Inc., a Delaware corporation, on behalf of itself and as successor by merger to Beneficial Mortgage Co. of Florida

Beneficial Homeowner Service Corporation, a Delaware corporation

Beneficial Kentucky Inc., a Delaware corporation

Beneficial Loan & Thrift Co., a Minnesota corporation

Beneficial Louisiana Inc., a Delaware corporation, on behalf of itself and as successor by merger to Beneficial Mortgage Co. of Louisiana

Schedule 1.01(a)

Beneficial Maine Inc., a Delaware corporation

Beneficial Massachusetts Inc., a Delaware corporation

Beneficial Michigan Inc., a Delaware corporation

Beneficial Mortgage Corporation, a Delaware corporation

Beneficial New Hampshire Inc., a Delaware corporation on behalf of itself and as successor by merger to Beneficial Mortgage Co. of New Hampshire

Beneficial New York Inc., a New York corporation

Beneficial Oregon Inc., a Delaware corporation

Beneficial Rhode Island Inc., a Delaware corporation, on behalf of itself and as successor by merger to Beneficial Mortgage Co. of Rhode Island

Beneficial South Dakota Inc., a Delaware corporation

Beneficial Tennessee Inc., a Tennessee corporation

Beneficial West Virginia, Inc., a West Virginia corporation

Beneficial Wyoming Inc., a Wyoming corporation

Capital Financial Services Inc., a Nevada corporation

Household Finance Consumer Discount Company, a Pennsylvania corporation

Household Finance Corporation II, a Delaware corporation

Household Finance Corporation III, a Delaware corporation

Household Finance Corporation of Alabama, an Alabama corporation

Household Finance Corporation of California, a Delaware corporation

Household Finance Corporation of Nevada, a Delaware corporation

Household Finance Corporation of West Virginia, a West Virginia corporation

Household Finance Industrial Loan Company of Iowa, an Iowa corporation

Household Finance Realty Corporation of Nevada, a Delaware corporation

Household Finance Realty Corporation of New York, a Delaware corporation

Household Financial Center Inc., a Tennessee corporation

Household Industrial Finance Company, a Minnesota corporation

Household Industrial Loan Company of Kentucky, a Kentucky corporation

Household Realty Corporation, a Delaware corporation

HSBC Credit Center, Inc., a Delaware corporation

HSBC Mortgage Services Inc., a Delaware corporation

HSBC Retail Services Inc., a Delaware corporation

Mortgage One Corporation, a Delaware corporation

Schedule 1.01(a)